As filed with the Securities and Exchange Commission on March 12, 2008, Registration No.  333-141676

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Aftermarket Enterprises, Inc.
(Exact name of small business issuer in its charter)

Nevada	7375	20-5354797
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4339 Santa Fe Road #48-D
San Luis Obispo, CA  93401-3306
(805) 457-6999
(Address, including zip code,  and telephone number, including area code, of registrant’s principle executive offices)

With Copies to:
Adam Anthony Aftermarket Enterprises, Inc. 4339 Santa Fe Road #48-D San Luis Obispo, CA 93401 -3306	Victor D. Schwarz 4764 South 900 East, Suite 3(A) Salt Lake City, Utah 84117
(805) 457-6999
(Name, address, including zip code, and telephone number, Including area code of agent for service)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement with the same offering o

Indicate by Check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per unit	Price	registration fee
Common stock
0.001 par value (1)	1,666,667	$0.12	$200,000	$6.14

(1)	Estimated solely for purposes of calculating the registration fee based on 1,666,667 shares of common stock offered at $0.12 per share.
(2)	The registration fee has been calculated in accordance with Fee Rate Schedule, based on $0.0000307 of the aggregate offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FRONT COVER PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED March 12, 2008

PROSPECTUS

Aftermarket Enterprises, Inc.
Shares of Common Stock
$0.12 per share

This prospectus relates to the public offering for cash by Aftermarket Enterprises, Inc., a Nevada corporation, of a minimum of 1,041,667 and a maximum of 1,666,667 shares of common stock.  This is our first sale of shares of common stock to investors outside of our seven initial shareholders.  There is no public market for the common stock, and there is no assurance that one will develop following the offering described in this prospectus.

We are offering the common stock subject to the subscription and payment of a minimum of 1,041,667 shares during an offering period of 120 days from [insert effective date].  We reserve the right to close the offering upon the sale of the minimum number of shares.

At the date of this prospectus, our sole officer and director is the only person selling the shares and will not receive a commission on any sales he makes.  Where required by state law, an independent sales agent may be used.  If an independent sales agent is used, we may pay a ten percent commission on any sales by the sales agent.  We currently do not have any sales agent agreements in place.

All funds collected from the sale of the common stock will be deposited in a separate bank escrow account with Escrow Specialists, an unaffiliated escrow company in Ogden, Utah, which will be our escrow agent.  If the minimum 1,041,667 shares are not sold and paid for during the offering period, all funds will be promptly returned to subscribers in full, without paying interest or deducting expenses.  All subscribers’ checks should be made payable to "ESCROW SPECIALISTS-Aftermarket Enterprises, Inc., Escrow Account”.

	Price	Commissions	Proceeds to Company
Per share	$.12	-0-	$0.12
Total Minimum Offering	$125,000	-0-	$125,000
Total Maximum Offering	$200,000	-0-	$200,000

This investment involves a high degree of risk, including immediate and substantial dilution from the public offering price.  You should carefully read and consider the sections entitled “RISK FACTORS” beginning at page 4 and “DILUTION” beginning at page 10.

Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved these securities, or determined if the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2008

TABLE OF CONTENTS
Pursuant to Item 502

Prospectus Summary

This summary highlights information contained in this prospectus and may not contain all of the information that should be considered prior to investing in our shares.  We encourage you to read this prospectus in its entirety, with particular attention to the information under “Risk Factors” and our consolidated financial statements and related notes included in this prospectus.

THE OFFERING
Address	Aftermarket Enterprises, Inc. 4339 Sante Fe Road, #48-D San Luis Obispo, CA 93401-3306 (805) 457-6999
Securities Offered
1,666,667 shares of common stock if maximum is sold;
1,041,667 shares of common stock if minimum is sold;
Subscription payments will only be released from the escrow account if the minimum number of shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this prospectus. If the offering is terminated before the minimum number of shares is sold, subscription payments will be refunded in full to subscribers, without paying interest or deducting expenses, by mailing refund checks within two business days of the termination of the offering.

If the minimum offering is sold within the specified period, the net proceeds from subscribers will be disbursed to Aftermarket.  Shares will be issued and mailed to subscribers within one week of the disbursement of the minimum net proceeds to Aftermarket, or within one week of the receipt by Aftermarket of additional subscription payments once the minimum has been met.

Common stock outstanding before the offering	1,592,452 shares of common stock

Common stock to be outstanding after the offering	2,634,119 assuming minimum sold 3,259,119 assuming maximum sold

Use of proceeds	Proceeds from this offering will be used primarily for marketing and expansion of product offering. See “Use of Proceeds” beginning on page 11.

Risks
As part of your evaluation, you should take into account not only our business approach and strategy, but also special risks we face in our business.  For a detailed discussion of these risks and others, see “Risk Factors” beginning on page 4.

Overview

Aftermarket Enterprises was incorporated in August 2006 in the state of Nevada to acquire the business of Aftermarket Express, Inc.  Aftermarket Express, Inc. is engaged in the sale of products for the automotive industry with a particular emphasis on accessories for sport utility vehicles.   On September 1, 2006, we completed the acquisition of Aftermarket Express, Inc. and now operate Aftermarket Express, Inc. as a wholly owned subsidiary of Aftermarket Enterprises, Inc.  Through the Aftermarket Express website www.EverythingSUV.com, we sell automotive accessories to owners of sport utility vehicles and with the proceeds of this offering hope to expand into additional automotive accessories for other types of vehicles.

Summary of Financial Information

The following table shows selected summarized financial data for Aftermarket at the dates and for the periods indicated.  The data should be read in conjunction with the financial statements and notes included in this prospectus beginning on page F-2.

STATEMENT OF OPERATIONS DATA:

	For the Year Ended December 31, 2007 (Audited)	For the Year Ended December 31, 2006 (Audited)
Revenues	$260,409	$99,098
Cost of Goods Sold	$187,238	$68,680
Expenses	$131,103	$34,658
Net Income (Loss)	$(61,059)	$(5,358)
Basic Income (Loss) per Share	$(0.05)	$(0.00)
Weighted Average Number of Shares Outstanding	1,592,452	1,100,000
BALANCE SHEET DATA:
	December 31, 2007 (Audited)	December 31, 2006
Total Current Assets	$1,606	$15,874
Total Assets	$21,389	$47,527
Total Liabilities	$27,561	$41,885
Working Capital (Deficit)	$(25,955)	$(26,011)
Stockholders’ Equity (Deficit)	$(6,172)	$5,642

Corporate Information

We were incorporated in 2006 in Nevada and operate through our wholly owned subsidiary Aftermarket Express, Inc. also a Nevada corporation.  Our principal office is located at 4339 Santa Fe Road, Suite 48-D, San Luis Obispo, California 93401-3306.  Our telephone number at this location is (805) 457-6999.

RISK FACTORS

An investment in our common stock involves a high degree of risk, and should not be made by anyone who cannot afford to lose his or her entire investment.  You should consider carefully the risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our common stock.  Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment if any of the following risks were to occur.

RISK RELATED TO OUR BUSINESS

We are a small company with limited capital resources and without additional funding; our ability to support growth until we reach profitability is questionable.

We are currently losing money, having lost $5,358 in 2006 and an additional $61,059 through the year ended December 31, 2007 and we have limited capital resources.  We are sensitive to subtle changes in the marketplace, such as shrinking margins on the products we sell and month to month fluctuations in sales.  Execution of our business plan is dependent upon our ability to secure additional capital resources and there is no assurance that we will secure such capital.   Without additional capital, we will not be able to continue to support our operations and would have to close down.  Even with additional capital, unless we are able to expand our sales, we will continue to operate at a loss and would use any capital raised in this offering and have to close operations resulting in investors losing all of their investment.

Changes To Our Relationships With Key Suppliers Could Damage Our Business

Our business model relies upon the willingness of suppliers to ship our order directly to our customers.  If these suppliers went out of business, if our relationships with them were damaged or they became unwilling to ship our orders directly to our customers and we were unable to utilize other suppliers for products they supply, our business could be damaged.  We currently do not have the resources to buy or carry a large inventory and without these pre-established relationships and our suppliers’ willingness to ship directly, we would most likely not be able to stay in business.  Additionally, many of our suppliers are starting to sell directly to consumers and may in the future decide to not allow third parties to sell using certain forms of commerce such as the Internet.  If the manufacturers started selling directly to consumers, it most likely would result in our loss of business and loss of an investor’s investment.  We buy 61% of our products from three suppliers.  Surco, Inc. supplies 26% of our products, WAAG Los Angeles supplies 22% of our products and Keystone Automotive Operations, Inc. supplies 13% of our products.  Surco and Keystone are general distributors that supply us with a wide range of products.  There are other general distributors active in our industry that we also purchase products from.  If either Surco or Keystone were to go out of business, refused to ship products to our customers or our relationship with them was otherwise damaged, we believe we could procure the products we need from other general distributors.  WAAG is a specialty manufacturer of brush bars and grill guards for trucks and sport utility vehicles.  If WAAG were to go out of business, refused to ship products to our customers or our relationship with them was otherwise damaged we would attempt to provide our customers with an alternative brand of brush bars and/or grill guards.  We believe we could find new suppliers but there is no assurance they would be on the same terms as WAAG.  The loss of any of these three suppliers would hurt sales, at least in the short term, as we attempted to obtain new suppliers.   Also, there is no assurance we could obtain new suppliers and without the products from any of these suppliers, we could not reach profitability and potentially could be forced out of business.

Our Vendor Relationships Subject Us to a Number of Risks

Although we continue to increase the number of vendors that supply products to us, we have a limited number of significant vendors that are important to our sourcing. We do not have long-term contracts or arrangements with most of our vendors to guarantee the availability of merchandise, particular payment terms, or the extension of credit limits. If our current vendors were to stop selling merchandise to us on acceptable terms, we may not be able to acquire merchandise from other suppliers in a timely and efficient manner and on acceptable terms.   We are hopeful, and believe, that we could find new suppliers but there could be a down time between the loss of a current supplier and a new supplier and there can be no assurance we could find a new supplier.  The loss of any key vendors could result in our inability to grow operations and obtain profitable business operations resulting in the loss of all of an investor’s investment.

The Loss of Key Senior Management Personnel Could Negatively Affect Our Business

We depend on the continued services and performance of Adam Anthony our president and currently only member of management.  We do not have “key person” life insurance policies. The loss of Adam Anthony could harm our business.   At this time, we have no one to replace Mr. Anthony.  If something were to happen to Mr. Anthony, particularly before we are more established, we would most likely go out of business and investors would lose their entire investment.

We Face Intense Competition

The market segments in which we compete are rapidly evolving and intensely competitive.  We have many competitors in different industries, including both the retail and e-commerce industries.  Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing, and other resources than we have. They may be able to secure merchandise from vendors on more favorable terms and may be able to adopt more aggressive pricing policies. Competitors in both the retail and e-commerce industries also may be able to devote more resources to technology development, fulfillment, and marketing than we have available.  Additionally, with the expansion of e-commerce, many manufacturers of the products we sell are beginning to sell directly to the consumer bypassing companies such as ours.

Competition in the e-commerce channel may intensify. Other companies in the retail and e-commerce industries may enter into business combinations or alliances that strengthen their competitive positions. As various Internet market segments obtain large, loyal customer bases, participants in those segments may expand into the market segments in which we operate. The nature of the Internet as an electronic marketplace facilitates competitive entry and comparison shopping and renders it inherently more competitive than conventional retailing formats. This increased competition may reduce our sales, operating profits, or both.   Given our small size, it may be difficult for us to protect the niche product line and market we have focused on and put an investor’s investment at particular risk if larger competitors focused on this marketplace.

Efforts to Expand Will Place a Significant Strain on our Management, Operational, Financial and Other Resources

We plan to expand our operations into other automotive market segments and doing so increases the complexity of our business and places a significant strain on our management, operations, technical performance, financial resources, and internal financial control and reporting functions, and there can be no assurance that we will be able to manage it effectively.  Our current and planned personnel, systems, procedures, and controls may not be adequate to support and effectively manage our future operations, especially as we employ personnel in multiple geographic locations. We may not be able to hire, train, retain, motivate, and manage required personnel, which may limit our growth. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results and harm our business.

Our Expansion into New Product Areas Subjects Us to Business and Competitive Risks

We would like to expand our product offering into the areas of general automotive accessories and accessories for “Sport Compact” cars known as “Tuners.”  We have limited or no experience in the proposed new product lines and our customers may not favorably receive our new product offerings. Our newer market segments may present special technology or logistical challenges that we have not faced. As a web based company, our current technology or equipment may not be sufficient to operate multiple web sites and may prove difficult to manage the separate sites and product lines.  Additionally, we currently have only limited hardware to support our current operations and would have to acquire additional equipment to support a new web site and product offerings.  From a logistical standpoint we have been fortunate in that our current suppliers drop ship directly to our customers limiting our requirements for a physical inventory.  With new product lines, there can be no assurance we can find suppliers to drop ship directly to customers or if our volume of drop shipping gets too large, the suppliers may start to charge a premium to handle the extra burden on their operations.  To the extent we pursue commercial agreements, acquisitions and/or strategic alliances to facilitate new product or service activities, the agreements, acquisitions and/or alliances may not be successful. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results and harm our business.  With limited resources and personnel, if we are unable to expand our markets and products lines successfully, we probably would not be able to stay in business and all investor’s funds from this offering would be lost.

We May Experience Significant Fluctuations in Our Operating Results and Rate of Growth

Due to our limited operating history, we may not be able to accurately forecast our rate of growth.  A significant portion of our expenses and investments is fixed, and we may not be able to adjust our spending quickly enough if our net sales fall short of our expectations.  With operations that are not yet profitable, if we are not successful in execution of our business plan, it is likely we would not have money to refocus onto new areas.

Our revenue and operating profit growth depends on the continued growth of demand for the products and services offered by us. The products we sell are additions to cars and are not necessary.  Consumers are using disposable income on the products we sell and these products may be the first to be cut back on if the economy were to soften.

Our Business Could Suffer if We Are Unsuccessful in Making, Integrating, and Maintaining Commercial Agreements, Strategic Alliances, and Other Business Relationships

We currently do not manufacture any products we sell and do not anticipate ever being a manufacturer.  Accordingly, we rely on third party manufacturers and vendors for the products we sell.  Without the authority from these manufacturers and vendors to sell their products and to acquire product lines from new manufacturers and vendors, we would not be able to operate.  We may enter into commercial agreements, strategic alliances, and other business relationships with other companies. These arrangements may be complex and may require substantial personnel and resource commitments by us, which may constrain the number of such agreements we are able to enter into.   If we fail to implement, maintain, and develop successfully the various components of such commercial relationships, these initiatives may not be viable. Moreover, we may not be able to succeed in our plans to enter into additional commercial relationships and strategic alliances on favorable terms.

System Interruption and the Lack of Integration and Redundancy in Our Systems May Affect Our Sales

Customer access to our website(s) and the speed with which a customer is able to navigate and make purchases on our website(s) directly affects the volume of goods we sell and the services we offer and thus affects our net sales. We experience occasional system interruptions and delays that make our website(s) unavailable or slow to respond and prevent us from efficiently fulfilling orders, which may reduce our net sales and the attractiveness of our products and services. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure and take other steps to improve the efficiency of our systems, it could cause system interruptions or delays and adversely affect our operating results.

Currently, we have very little redundancy in our system and do not have off site storage data storage.  If our system crashed or there were a fire at our office, we would lose all of our customer information and web site capabilities for some time until we could rebuild the system. While we do have backup systems for certain aspects of our operations, our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. In addition, we may have inadequate insurance coverage or insurance limits to compensate us for losses from a major interruption. If any of this were to occur, it could damage our reputation and be expensive to remedy.

We May Be Subject to Product Liability Claims if People or Property Are Harmed by the Products We Sell

Some of the products we sell may expose us to product liability claims relating to personal injury, death, or property damage caused by such products, particularly if the manufacturers of such products do not have sufficient resources to protect themselves from such claims. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our vendor agreements with our distributors,  and manufacturers do not indemnify us from product liability.

We Are Subject to a Number of Risks Related to Payments We Accept

We accept payments by a variety of methods, including credit card, debit card and physical bank check.  As we offer new payment options to our customers, like direct debit in the U.S., we may be subject to additional regulations, compliance requirements, and fraud. For certain payment transactions, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and operating results could be adversely affected.

We Could Be Liable for Breaches of Security on Our Website

A fundamental requirement for e-commerce is the secure storage and transmission of confidential information. Although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results.

We May Not Be Able to Adapt Quickly Enough to Changing Customer Requirements and Industry Standards

Technology in the e-commerce industry changes rapidly. We may not be able to adapt quickly enough to changing customer requirements and preferences and industry standards. Competitors often introduce new products and services with new technologies. These changes and the emergence of new industry standards and practices could render our existing websites obsolete.

Our shares will be considered a "penny stock" and be subject to rules which limit the shares ability to be sold.

Our common stock will be considered at least initially a “penny stock” within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks.  These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market.  In general, penny stocks are low priced securities that do not have a very high trading volume.   Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.  Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or “accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule relating to the penny stock.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities.  A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

We currently have no market for our common stock. Trading is limited and there are no assurances an active market for our common stock will ever develop.  Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment.

We may issue more stock without shareholder input or consent which could dilute the book value of your investment.

The Board of Directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, the Board of Directors has authority, without action by or vote of the shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock in this offering.  Any issuance of additional shares of common stock or preferred stock will dilute the ownership percentage of shareholders and may further dilute the book value of our shares.  It is likely we will seek additional capital in the future to expand operations, once we have proven our business model can be successful.  Any future capital will most likely reduce investors in this offerings percentage of ownership.

RISK FACTORS RELATING TO THE OFFERING

The book value of your investment will be much lower than the purchase price creating an immediate dilution to your investment and in the case of liquidation a loss of some, if not all, of your investment.

Persons purchasing shares in this offering will suffer a substantial and immediate dilution to the book value of the common stock below the offering price.  The net tangible book value of our shares on December 31, 2007, was approximately ($0.016) per share.  After sales of the minimum 1,041,667 shares, the net tangible book value per share will be approximately $0.031, or a loss, based on the net tangible book value, to subscribers of approximately $0.089 per share.  After sales of the maximum 1,666,667 shares, the net tangible book value per share will be approximately $0.048, or a loss to subscribers, based on the net tangible book value, of approximately $0.072 per share.

There is no current market for Aftermarket’s stock making any investment an illiquid, long term investment.  Should a market not develop, you may not be able to sell the stock.

At the present time, there is no public market for shares of Aftermarket's common stock, and we do not know if a public market will develop after the offering.  Upon completion of the minimum offering, Aftermarket will seek a securities broker-dealer, called a market maker, willing to apply for a trading symbol and trade our stock.  We do not know if such a market maker will be willing to apply for a listing for our securities, or that an active market will be developed or maintained. Even if a market develops, the future market price may be lower than the price you paid because the determination of the offering price was arbitrary.  If no market develops, or if the future market price is low, you may be unable to sell your shares or may only be able to sell at a loss.  Investors in this offering should consider any investment in shares of our common stock as an illiquid, long term investment.

Once an investment is made, you will no longer be able to withdraw your funds unless the minimum is not raised which will tie up your moneys for a long period of time if your circumstances or mind should change.

Investors do not have the right to withdraw invested funds. Subscription payments will only be released from the escrow account to Aftermarket, if the minimum number of shares is sold, or for the purpose of refunding subscription payments to the subscribers, if the minimum number of shares is not sold.  Therefore, once you have invested, you will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this prospectus.

Current management and our founders own most of the shares and will control Aftermarket leaving investors in this offering to be dependent on management’s ability and making it difficult to change management or our direction if an investor should become dissatisfied with management or our business model.

Aftermarket issued 1,100,000 shares of common stock to founders and current management in connection with our organization.  In addition, as of September 30, 2007, two Promissory Notes held by founders were converted to 492,452 shares of common stock, resulting in a total of 1,592,452 shares of common stock held by founders and current management. Upon completion of the minimum and/or maximum offering, management and founders will have control of approximately 60.45% and 48.86%, respectively, of the outstanding shares.  As a result, management and founders will most likely be in a position to elect at least a majority of the Board of Directors, to dissolve, merge or sell the assets, and to direct our business affairs without shareholder input or consent.  In addition, management’s cash investment per share is considerably less than the share price in the offering, which means your investment is at proportionately greater risk because your investment per share is greater.

DILUTION

On December 31, 2007, Aftermarket had a net tangible book value, total tangible assets less total liabilities, of negative $25,955. The following table sets forth the dilution to persons purchasing common stock in this offering without taking into account any changes in Aftermarket’s net tangible book value after December 31, 2007, except the sale of the minimum and maximum shares of common stock offered at the public offering price and receipt of the minimum $107,500 and the maximum $182,500, net proceeds therefrom after reducing gross proceeds by the expected offering cost of $17,500. The net tangible book value per share is determined by subtracting total liabilities from the tangible assets of Aftermarket divided by the total number of shares of common stock outstanding.

	Minimum Shares Sold	Maximum Shares Sold
Shares Outstanding	2,634,119	3,259,119
Public offering price per share	$.12	$.12
Net tangible book value per share before this offering	($0.016)	($0.016)
Adjusted net tangible book value per share after this offering	$0.031	$0.048
Increase per share attributable to new investors	$0.047	$0.064
Dilution per share to new investors	$0.089	$0.072

COMPARATIVE DATA

The following chart illustrates the percentage of ownership in Aftermarket held by the present stockholder, by the investors in this offering if the minimum and maximum number of shares of common stock are purchased, and a comparison of the relative money invested by the present stockholders of Aftermarket and by the investors in this offering.

	Total Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Minimum Offering
Present Shareholders	1,592,452	60.45	$ 60,245	32.52	$.04
New Investors	1,041,667	39.55	$ 125,000	67.48	$.12
Maximum Offering
Present Shareholders	1,592,452	48.86	$ 60,245	23.15	$.04
New Investors	1,666,667	51.14	$ 200,000	76.85	$.12

Total consideration for present stockholders is based on the total cash and promissory notes contributed by the existing stockholders.  Total consideration for new investors is based on estimated gross proceeds from the offering.  Average price per share for existing stockholders is determined by dividing the number of shares of common stock outstanding on March 12, 2008, into the total consideration paid.

Special note regarding forward-looking statements

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

The gross proceeds to be received by Aftermarket from the sale of the minimum and the maximum number of shares of common stock are estimated at approximately $125,000, and $200,000, respectively.  Costs of the offering are estimated at $17,500.   It is anticipated that during the 12 month period following the offering, Aftermarket intends to use the proceeds from the offering in the following general amounts and order of priority.  The allocation of proceeds is based on Aftermarket's estimates.  The table sets forth the minimum, maximum investments as well as an assumed sale of 75% of the shares or $150,000.  The percentages have been rounded.

	Minimum Amount	75% of Maximum	Maximum Amount
	$125,000	$150,000	$200,000
ITEM
Offering Expense	$17,500	$17,500	$17,500
Marketing and Promotion
Email Marketing	$20,000	$25,000	$33,000
Website Optimization	$10,000	$12,500	$17,500
Online Advertising	$10,000	$12,000	$17,000
Stickers and Brochures	$12,500	$15,000	$21,000
New website dev & launch	$10,000	$12,000	$17,000
Equipment/Software	$10,000	$12,000	$17,000
Working capital	$35,000	$44,000	$60,000
Total Proceeds	$125,000	$150,000	$200,000

The above estimates of expenditures may differ under certain circumstances.  We would anticipate most changes to result in the increase in the allocation of proceeds to marketing and promotion.  Otherwise, we anticipate using working capital to cover any unforeseen expenses such as additional legal or accounting cost.  If we pay sales commissions, the above amounts will be changed primarily removing amounts otherwise aimed for marketing and promotion.  Prior to paying any sales commissions, we will amend the prospectus with a post-effective amendment to indicate the changes if sales commission are to be paid.

The amounts set forth merely indicate the general application of net proceeds of the offering. Actual expenditures relating to the development of Aftermarket’s business may differ from the estimates depending on the efficacy of our marketing and promotion efforts and the costs of developing websites for other automobile segments.  Aftermarket recognizes that such proceeds may be insufficient to enable Aftermarket to fully exploit its business plan and objectives and Aftermarket may have to seek additional financing through loans, the sale of additional securities, or other financing arrangements.  No such arrangements exist, and there can be no assurance that they may be available in the future should the need arise.  All funds not being utilized by Aftermarket for our proposed business will be held in interest bearing accounts, short term interest bearing certificates of deposit, treasury bills, or other high grade short term securities.  Those funds which Aftermarket receives, other than from the offering, will be utilized for the purpose of paying any additional costs of this offering and funding Aftermarket business operations.

Determination of Offering Price

Prior to the offering there has been no market for Aftermarket’s common stock and there can be no assurance that a regular trading market will develop on completion of this offering.  The offering price of the common stock was determined by management of Aftermarket and may not be indicative of the market price for the common stock after the offering or of the value of Aftermarket.  At this time, an investment in Aftermarket, is an investment based on the perceived value of Aftermarket’s products and potential market, the president’s ability to expand existing markets and develop new markets, and Aftermarket’s overall business strategy, none of which can be quantified.  Among the factors considered in determining the offering price were Aftermarket’s proposed business activities and the scope and nature of the products we intend to offer and the market we are targeting; Aftermarket’s limited operations, current financial condition and possible need for additional working capital; our future prospects, the experience of our president, the economics of Aftermarket’s industry in general, the general condition of the equity securities market,  and other relevant factors.  Investors should consider in making their purchase decision that in August 2006, the current president along with other investors purchased the initial shares issued in Aftermarket for $0.01 per share.  As stated above, the factors considered are difficult to quantify and the initial public offering price should be considered arbitrary, particularly in light of prior stock sales by Aftermarket, and may be based more on a perceived value at this time rather than an actual proven value.

Plan of Distribution

Aftermarket will sell up to 1,666,667 shares of common stock to the public on a "best efforts, 1,041,667 shares minimum, 1,666,667 shares maximum" basis.  If Aftermarket fails to sell the minimum number of shares of common stock within the offering Period (120 days from the effective date of this prospectus), the offering will be terminated.  In the event of such termination, subscription payments will be refunded in full to subscribers, without paying interest or deducting expenses, by mailing refund checks within two business days of the termination of the offering.

All subscription payments should be made payable to "Escrow Specialists-Aftermarket Enterprises, Inc., Escrow Account."  Escrow Specialists is a private Ogden, Utah company unrelated to Aftermarket or our management, which will act as Aftermarket’s escrow agent for this offering.  Aftermarket will deposit subscription payments no later than noon of the next business day following receipt in the escrow account maintained by Escrow Specialists, as escrow agent, pending the sale of the minimum number of shares of common stock within the offering period.

Subscription payments will only be released from the escrow account if the minimum number of shares is sold or for the purpose of refunding subscription payments to the subscribers.  Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this prospectus.

If the minimum is sold within the specified period, the net proceeds from subscribers will be disbursed to Aftermarket.  Shares will be issued and mailed to subscribers within one week of the disbursement of the net proceeds to Aftermarket, or within one week of the receipt by Aftermarket of additional subscription payments once the minimum has been met.

Any changes in the offering’s material terms after the registration statement’s effectiveness will terminate the offering and entitle subscribers to a refund.  Material changes include an extension of the offering period, a change in the offering price, the addition of a minimum purchase requirement, a change in the amount of proceeds necessary to release the funds in escrow, or a change in the estimates for application of the proceeds.

We anticipate our shares of common stock to be sold on our behalf and benefit by Adam Anthony, the officer and director of Aftermarket, and where required by state law, sales agents licensed in the appropriate jurisdiction.  No commissions will be paid on sales made by our officer and director.  For sales by Mr. Anthony, we will rely on exemptions from broker dealer registration requirements under Rule 3a4-1 which provides persons associated with an issuer of securities shall not be considered a broker, which would require licenses, if certain conditions are met.

These conditions include the person continuing to have substantial duties on behalf of the issuer, not receiving a commission on the sale of the securities, not being a broker dealer or associated with a broker dealer and not engaging in the sale of securities on a regular basis. If state law requires a licensed sales agent for sales of securities in the state, we may enter into agreements with certain broker-dealers or sales agents to sell the shares of common stock.  If we enter into any agreements with broker-dealers or sales agents we may pay a commission of up to 10% of the sales made by such sales agent. If Aftermarket enters into any agreements with a broker-dealer, we will file such agreements with the National Association of Securities Dealers and file a post-effective amendment to this prospectus referencing such agreements.  Once a sales agreement is entered with a broker-dealer, we will have to receive approval from the National Association of Securities Dealers Corporate Finance Department indicating the compensation charged is acceptable and receive effectiveness from the SEC on the post-effective amendment prior to any sales. The sole officer and director of Aftermarket may purchase shares in the offering.  The sole officer and director may, but is not required to, purchase the shares in an effort to reach the minimum subscription amount of 1,041,667 shares. This would allow Aftermarket to break escrow which it would not be permitted to do without Mr. Anthony’s purchase of shares to reach the minimum subscription amount.  It is anticipated Mr. Anthony would purchase the shares for investment purposes.

It is anticipated that shares will be sold to friends, family and acquaintances of our sole officer and director.  We do not anticipate any form of advertising and all contacts will be made personally by our officer and director.  Once a person indicates a desire to purchase shares, the officers will accept the subscription and deposit it within twenty-four hours into the escrow account.  Once the escrow minimum has been reached, the sole officer and director will notify the subscriber that the minimum has been reached and his or her shares will be delivered to them.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

The following table identifies our sole director and executive officer:

		Principal Occupation for Past Five Years and
Name	Age	Current Public Directorships or Trusteeships
Adam Anthony	41
Mr. Anthony currently serves as our sole officer in the position of president and director.  Additionally, Mr. Anthony since April 2006 has served as the  VP Corporate Finance, Ascendiant Capital Group, LLC which is a business consulting company located in Irvine, California.  From April 2004 through April 2006, Mr. Anthony was the executive vice-president of mergers, acquisitions and corporate affairs for PracticeXpert, Inc. of Calabasas, California which engaged in the provision of medical billing and practice management services to physicians.  From April 2003 through April 2004, Mr. Anthony was a business consultant for PracticeXpert, Inc.  Prior to joining PracticeXpert, Inc., from January 2001 to April 2003, Mr. Anthony was the CEO of Thaon Communications of Los Angeles California which was primarily involved in the placement of direct response advertising and the marketing of various general consumer products via infomercials.  Mr. Anthony received his bachelor’s degree in business administration from Saginaw Valley State University in University Center, Michigan.  Mr. Anthony is not an officer or director of any other public companies.

Mr. Anthony has not filed for bankruptcy, been convicted in a criminal proceeding or been the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.  Mr. Anthony was employed by Thaon Communications who’s wholly owned subsidiary PTS TV, Inc. filed for chapter 7 bankruptcy protection.  At the time of the filing, Mr. Anthony was also acting as the CEO of the subsidiary in addition to his responsibilities for Thaon Communications.  The bankruptcy was filed in December 2002 and discharged in February 2005.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 12, 2008, the names, addresses and number of shares of common stock beneficially owned by all persons known to the management of Aftermarket to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by our director of Aftermarket and our sole executive officer and director of Aftermarket (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

All percentages are calculated based upon a total number of 1,592,452 shares of common stock outstanding as of March 12, 2008, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

	Amount and Nature of	Percentage of Outstanding	Percentage Outstanding After Offering
Name and Address of Beneficial Owner	Beneficial Owner	Common stock	Assuming Maximum Sold

Principal Shareholders
Ascendiant Capital Group, LLC (1) 18881 Von Karman Avenue, 16th Floor Irvine, CA 92612	883,301	55.26%	27.10%

Jeffrey W. Holmes P.O. Box 11207 Zephyr Cove, NV 89448	444,151	27.78%	13.54%

Adam Anthony 2703 Anacapa Irvine, CA 92602	220,000	13.81%	6.75%
Officers and Directors
Adam Anthony 2703 Anacapa Irvine, CA 92602	220,000	13.81%	6.75%
Director and executive officer of the
Company (1 individuals)	220,000	13.81%	6.75%
___________________________
(1)  Ascendiant Capital Group, LLC is controlled and owned by Bradley Wilhite and Mark Bergendahl.

Description of Securities

Aftermarket is authorized to issue ninety million (90,000,000) shares of common stock, par value $0.001 per share and ten million (10,000,000) shares of preferred stock, par value $0.001 per share. Aftermarket has one million five hundred ninety two thousand four hundred fifty two (1,592,452) shares of common stock and no shares of preferred stock issued and outstanding at March 12, 2008.  Although Aftermarket’s Board of Directors has no present intention to do so, the Board of Directors has authority, without action by or vote of Aftermarket’s shareholders, to issue all or part of the authorized but unissued shares.  In addition, Aftermarket’s Board of Directors has authority, without action by or vote of

Aftermarket’s shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock, which power may be used to hinder or deter a takeover proposal, should any occur.  Any issuance of additional shares of common stock or preferred stock will dilute the percentage ownership interest of shareholders and may further dilute the book value of Aftermarket’s shares.

Common Stock

The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.  Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors.  Aftermarket’s bylaws provide that a majority of the issued and outstanding shares of Aftermarket constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.  Shareholders of Aftermarket have no preemptive rights to acquire additional shares of common stock or other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of Aftermarket, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  Aftermarket seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock

The authority to issue the preferred stock is vested in the board of directors of Aftermarket, which has authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class which Aftermarket is authorized to issue.  The above described authority of the board of directors may be exercised by corporate resolution from time to time as the board of directors sees fit.

Non-Cumulative Voting

The holders of shares of common stock of Aftermarket do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding shares, voting for election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of Aftermarket’s directors. If the maximum number of shares offered hereby are sold, the present shareholders will own approximately 48.86% of Aftermarket’s issued and outstanding shares, and remain in a position to potentially elect all of the members of the Board of Directors. Further, if the minimum number of shares are sold, the present shareholders will own approximately 60.45% of Aftermarket’s common stock and will therefore control Aftermarket.

Transfer Agent

Aftermarket's transfer agent is Colonial Stock Transfer Company, 66 Exchange Place, Salt Lake City, Utah 84111, Telephone (801) 355-5740 and Facsimile (801) 355-6505.

Market Information

At the present time, there is no public market for any of Aftermarket’s securities, and there is no assurance any market will develop after the offering.  The development of a trading market following completion of this offering will be dependent on market makers and other broker-dealers initiating quotations in interdealer quotation media, in maintaining a trading position, and otherwise engaging in market making activities in Aftermarket’s securities.  There is no assurance that a market maker will be willing to make a market in our securities or even submit our securities for trading.  There is no assurance that any trading market for Aftermarket’s securities will develop following the offering.

Reports to Shareholders

Aftermarket will prepare and file an annual report on Form 10-K with the Securities and Exchange Commission which report will contain audited financial statements.  We intend to file this report within 90 days of the end of our fiscal year.  This report will be available over the internet at the Securities and Exchange Commission web site www.sec.gov.  We will also supply this report to any shareholders who request it.  In addition, Aftermarket may, from time to time, issue unaudited interim reports and financial statements, as may be required under the Securities Exchange Act of 1934, as amended.  These reports will also be supplied to any shareholder who request it and be available for review on the SEC web site.  All reports filed with the SEC will be available for reading and/or copying at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Interested parties may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access the SEC web site which will contain all of our reports which are filed electronically with the SEC.  The SEC web site will contain all of our reports, proxy and information statements, and other information we file with the SEC electronically.  The SEC web site is http://www.sec.gov.

Dividend Policy

The holders of common stock are entitled to dividends when, and if, declared by the Board of Directors from funds legally available therefore, subject to any preference on preferred stock, if applicable, which may then be outstanding.  Aftermarket has not paid a dividend since our incorporation.  Aftermarket intends to focus on growing its business operations and using profits, if any, to reinvest in growing our business operations, accordingly, at least for the foreseeable future, it is not anticipated that funds will be available for the issuance of dividends.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

This prospectus and registration statement contains consolidated financial statements at December 31, 2007 and 2006.  The financial statements contained in this prospectus and registration statement for the year ended December 31, 2007 and 2006 have been audited by Child, Van Wagoner & Bradshaw, PLLC, independent registered accounting firm, as set forth in their report accompanying the consolidated financial statements and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2007 and 2006, consolidated financial statements contains an explanatory paragraph that states our recurring losses from operations raises substantial doubt about our ability to continue as a going concern.

Victor D. Schwarz, PC provided the opinion attached hereto as Exhibit 5.1 stating that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our current sole officer and director and future officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation. Excepted from that indemnification are:

(1)	a willful failure to deal fairly with Aftermarket or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for the indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by the director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudications of such issue.

At this time, there are no current or pending lawsuits which would require indemnification.

Description of Business

Organization and Corporate History

Aftermarket Enterprises was incorporated in August 2006 in the state of Nevada.  We were formed with the intention of acquiring all of the assets and operations of Aftermarket Express, Inc. which operates a web site called www.EverythingSUV.comand related automotive accessories sales business.  The web site www.EverythingSUV.comwas formed in 2002 to sell automotive accessories over the internet.  In September 2006, we acquired Aftermarket Express, Inc. which is now our wholly owned subsidiary.  We purchased Aftermarket Express, Inc. from its shareholders for $31,300 paid in the form of $21,300 in cash and a $10,000, interest free Promissory Note with a maturity date of November 29, 2006.  The Promissory Note was paid in full on November 2, 2006.

General

Through our website, www.EverythingSUV.com, we sell automotive accessories to owners of sport utility vehicles.  We maintain relationships with approximately two dozen manufacturers and distributors who ship our orders directly to our customers, enabling us to avoid the need to carry any inventory for more than 99% of the products we currently sell.

We receive and process all of our orders electronically.  Once the order is received from the website, the customer’s credit card is authorized for the total cost of the sale, including shipping and handling.  Upon successful authorization of the credit card, the order is sent to the appropriate supplier via fax or email.  Upon confirmation that the order has been shipped by the supplier, the customer’s credit card is charged for the full value of the sale.  Since we do not maintain an inventory, credit cards are not charged until shipment to assure the manufacture has the item in stock for immediate shipment.  If the item is not available for immediate shipment, electronic communication is sent to the customer informing them of any delays.

In the event, although infrequent, that a customer chooses to return an item, we promptly refund the charge to their credit card upon notification from the supplier that the item has been received back from the customer.

Market Overview

The industry that we are active in is referred to as the “Specialty Automotive Equipment Industry,” and the companies manufacturing products and/or providing services in our industry are called “specialty automotive equipment companies.”  They can be grouped into one of three major functional segments:

-	Specialty Accessories and Appearance Products
-	Racing and Performance
-	Wheels, Tires and Suspension Components

We sell primarily products from the Specialty Accessories and Appearance Products segment and we currently cater specifically to the owners/drivers of sport utility vehicles.  The Specialty Accessories and Appearance Products market segment includes interior trim and accessories such as floor mats and dashboard trim kits, brush bars, exterior side steps, cargo area liners, bug deflectors, restyling and appearance products, specialty waxes and chemicals, graphics and decals, sunroofs and others.

We believe most consumers approach modifying their vehicles from one of four basic perspectives:

-	Maintaining the vehicles value
-	Matching the vehicle to their lifestyle
-	Improving the utility value of the vehicle
-	Personalizing their vehicle just to make it more unique

Business Strategy

Aftermarket currently operates out of an office in San Luis Obispo, California which contains computers and other office equipment necessary for the operation of the company.  Management believes that this location will suffice to accommodate the operation of the company for at least the next twelve months.

Management has examined all operating systems and software to determine where greater levels of efficiency can be found.  We presently do not utilize an Ecommerce software platform that includes a Customer Relationship Management (CRM) capability.  CRM systems are software applications that allow companies to manage every aspect of their relationship with a customer. The aim of these systems is to assist in building lasting customer relationships - to turn customer satisfaction into customer loyalty. Customer information acquired from sales, marketing and customer service activities is captured and stored in a centralized database.  Many CRM systems that are tailored for companies selling products over the internet also have integrated order processing functionality and may also be integrated with other systems such as accounting and manufacturing.

There are a variety of Ecommerce platforms available which possess CRM capability.  We are researching a number of different Ecommerce systems and will utilize a portion of the proceeds from this offering to help cover the costs of migrating our operations to the system we choose.  The transition of such a system will allow us to increase the degree to which our orders are automatically processed, thereby decreasing the number of man hours associated with processing orders.  In addition, it will allow us to log notes in real time as customer service calls are handled and track the origin of visitors to our website, thereby enabling us to track which traffic generation programs are working and which are not.  We believe this will enable us to know our customers better and, as a result will enable us to communicate to them when new products come on the market which may be relevant to them.  With this information we believe we will be able to make more informed decisions in the development of our marketing programs and in doing so, increase sales.

We believe that by increasing our website traffic, we will increase our revenues and profits.  There are currently no programs in place which serve to drive traffic to our site.  We have begun researching a variety of methods for increasing traffic and have identified the following tools as being potentially valuable to us:

-	search engine optimization programs,
-	outbound email programs,
-	online advertising,
-	Affiliate and cross linking programs with other online retailers, and
-	traditional direct mail.

As capital is available, and once we have established our CRM, we will run tests utilizing these tools.  The effectiveness of any of these tools can be measured by its impact on the number of visitors to our site and ultimately on sales and profits.  Those programs which increase traffic, sales and profits beyond the cost of the program will be continued.  Those which do not will be discontinued.  The number of visitors generated by these various tools can be tracked by the reporting mechanism in the tool itself.  We believe we will be able to track the impact that each has on sales and profits through our CRM system.  We are not presently using any of the aforementioned tools.

Presently, we have spent no money on research and development.  We don’t anticipate spending a lot of money in the future on research and development but instead will focus on our marketing efforts.

If we are successful in our efforts to increase the website traffic and efficiency of operations for our current website, the cash flow from operations will be used, along with other capital resources, if available, to develop and launch two other websites, one for general automotive accessories and one for the niche of high performance imported cars.

We believe a large percentage of our customers have other vehicles in their household for which we have few, if any product offerings.  We believe that some of the products we would offer on such websites can be purchased from some of our existing suppliers, but we will have to find new suppliers and forge relationships with them in order to supply products for a general automotive accessory website or a high performance import accessory website.

We believe that a certain percentage of the visitors to our current website will visit our generic auto accessory website, if we do launch one, although there is no assurance that any such cross promotion will be effective.  In addition to generic auto accessories, we believe there exists an opportunity in the “Tuner” market.  We define the Tuner market is a market segment that consists of individuals who customize import sedans, such as Honda Accords, Toyota Celicas and similar cars by adding performance enhancing products to them along with accessories that change their appearance.  The Tuner market is also referred to as the “sports compact” market.  We believe this market has expanded in recent years and there are a number of websites catering to it.  Management believes that by deploying the same business model as we utilize for the operation and promotion of our current website, utilizing a CRM system to manage orders and customer relationships, developing relationships with accessory suppliers to this market and developing a website dedicated to Tuners, we can be successful in gaining market share and create a new revenue and profit stream.

Our business strategy is to focus on superior customer service, constantly striving to provide the most current products available in the marketplace.  In addition, we will attempt to consistently increase website traffic for all Aftermarket websites, to expand into market segments that appear to be available to us, capitalize on existing opportunities to cross promote and strive to maximize the dollar value of each customer.

There is intense competition in the marketplace on price.  Many of the products we sell require installation.  Customers often have questions about their products, either in advance of the order or after the sale.  We pride ourselves on providing friendly, knowledgeable customer service in the process of making sure that our customers are satisfied and we believe this results in a greater level of customer loyalty and repeat business.  We currently staff our phones 8 hours a day and believe that the one on one customer service we provide differentiates us from our competition.  Our customer service representative is highly knowledgeable about the products we sell and their installation, enabling us to provide valuable guidance with regard to nuances that may exist in fitting our installation steps from one vehicle to another and from one product manufacturer to another.  We believe that this contributes to a greater degree of customer loyalty and, as we expand, we will continue to strive to provide superior customer service as a cornerstone of our business activity.  In order to achieve this, we will concentrate efforts on streamlining order processing, maintaining an up to date customer database and extensive employee training.

We strive to update our website as quickly as possible whenever new products are released.  We buy 61% of our products from three suppliers.  Surco, Inc. supplies 26% of our products, WAAG Los Angeles supplies 22% of our products and Keystone Automotive Operations, Inc. supplies 13% of our products.  Surco and Keystone are general distributors that supply us with a wide range of products.  There are other general distributors active in our industry that we also purchase products from.  If either Surco or Keystone were to go out of business, refused to ship products to our customers or our relationship with them was otherwise damaged, we believe we could procure the products we need from other general distributors.  WAAG is a specialty manufacturer of brush bars and grill guards for trucks and sport utility vehicles.  If WAAG were to go out of business, refused to ship products to our customers or our relationship with them was otherwise damaged we would attempt to provide our customers with an alternative brand of brush bars and/or grill guards.  However, if these suppliers went out of business, if our relationships with them were damaged or if they became unwilling to ship our orders directly to our customers and we were unable to utilize other suppliers for the products they supply, our business could be damaged.

Opportunities for Growth

Our business operates in a large market offering a broad array of products.  The following opportunities for growth are the ones we will initially focus on:

-
We believe that an increase in traffic to our existing website will translate into increased sales.  We do not presently conduct any promotional activity to drive traffic to our site.  We believe there is great opportunity to increase our level of business by initiating marketing and promotional activities aimed at increasing our website traffic.

-
Developing and launching additional websites serving other niches within the automotive industry, such as high performance imported cars or general automotive accessories.  Once we have transitioned to a CRM capable ecommerce system for our existing website, we will begin contacting prospective suppliers for products relevant to these markets.  Whether we construct and launch websites catering to either of these markets will be dependent upon our finding suppliers willing to sell products to us for wholesale prices and ship directly to our customers.  If we are unsuccessful in finding such suppliers, we will not be able to launch such websites.

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Developing an affiliate program that will allow us to receive a percentage of the sales from affiliates who will sell their complimentary products to customers who visit them through our website. In order to implement an affiliate program, we will contact companies with websites on the Internet which may attract visitors who may have an interest in our products and attempt to secure an agreement with them whereby we agree to provide exposure to them through our website and they agree to provide exposure to us through their website.  Such exposure generally takes the form of a small promotional advertisement in either website that, when clicked on by the customer, takes that customer to the other website.

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Maximizing the revenue we are able to realize from each customer. We believe that the implementation of a CRM-capable ecommerce system will allow us to better understand our current customers and enable us to communicate with them more regularly, offering special promotions and new products.

Our ability to grow will be limited by capital resources as we currently have not produced a profit and we are relying on proceeds from this offering to start to implement some of our marketing objectives and purchase additional computer software such as an ecommerce system with CRM capabilities.

Marketing and Promotion

We currently have no marketing activities or initiatives, but we intend to institute a variety of such activities in the near future depending on the success of this offering.  We will utilize search engine optimization, email marketing, affiliate programs and various forms of online advertising to expand our current customer base and maintain our existing customer relationships.  Our marketing strategy is designed to increase customer traffic to our website, drive awareness of products and services we offer, promote repeat purchases and develop incremental product revenue opportunities.  We will also employ a variety of media, business development activities, and promotional methods.  The success of these marketing plans is unknown since we have not had the capital to commit to marketing in the past.  We are hopeful that with the funds to engage in marketing we will be able to expand our business as to date we have relied on word of mouth and free internet searches.

We plan to allocate proceeds from this offering to marketing programs in accordance with the following schedule:

	Minimum Offering	Maximum Offering

Item
Email Marketing	$20,000	$33,000
Website Optimization	$10,000	$17,500
Online Advertising	$10,000	$17,000
Stickers and Brochures	$12,500	$21,000
	$52,500	$88,500

Competition

The environment for our products and services is intensely competitive. Our current and potential competitors include: (1) brick and mortar retailers, catalog retailers, publishers, vendors, distributors and manufacturers of our products, many of which possess significant brand awareness, sales volume, and customer bases, and some of which currently sell, or may sell, products or services through the Internet, mail order, or direct marketing; (2) other online e-commerce sites; (3) a number of indirect competitors, including media companies, Web portals, comparison shopping websites, and Web search engines, either directly or in collaboration with other retailers; and (4) companies that provide e-commerce services, including website development; third-party fulfillment and customer-service. We believe that the principal competitive factors in our market segments include selection, price, availability, convenience, information, discovery, brand recognition, personalized services, accessibility, customer service, reliability, speed of fulfillment, ease of use, and ability to adapt to changing conditions, as well as our customers’ overall experience and trust in transactions with us.  We believe by bringing an assortment of various products onto one web site geared to a niche market we can compete effectively with the larger all encompassing sites.  However, due to the number of competitors we will constantly face and with price pressures from such competitors, we will have to be able to operate on small margins.  Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

Intellectual Property

We currently own no intellectual property.

Seasonality

Our business is affected by seasonality, which historically has resulted in higher sales volume during our fourth quarter.

Employees

As of March 12, 2008, subsequent to the balance sheet date, we have one (1) full time employee.  None of our employees are represented under a collective bargaining agreement. We believe our relations with our employees to be good.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.  The Company believes there have been no significant changes during the year ended December 31, 2007.

The Company’s accounting policies are more fully described in Note 1 of the consolidated financial statements.  As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual differences could differ from these estimates under different assumptions or conditions.  The Company believes that the following addresses the Company’s most critical accounting policies.

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).  Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.  We recognize revenue as services are provided.  Revenues are reflected net of coupon discounts.

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109).  Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.  A valuation allowance has currently been recorded to reduce our deferred tax asset to $0.

Plan of Operation

We have established a web store presence and supplier relationship in the aftermarket SUV accessories marketplace.  This presence was obtained through the purchase of the website and related business of Aftermarket Express, Inc.  We hope to leverage this presence into additional aftermarket accessories product lines.  Currently, our product line focuses on the SUV marketplace.  As we look to expand with the capital obtained from this offering, we hope to be able to take the same concept and broaden it to the overall aftermarket accessory marketplace instead of the niche of SUV accessories.

To expand our concept, we will need to create a broader web presence and may set up additional “web stores” to focus on the different segments in the aftermarket accessories marketplace.  Additionally, we will have to establish new supplier relationships to be able to offer a broader product line.  We believe the aftermarket accessories marketplace can be served through an online presence.  To this end, we purchased the website and related business of Aftermarket Express, Inc.  Through this purchase, we were able to obtain an instant online presence and revenue stream. Although this revenue stream is currently not profitable, management believes with minor changes, the current operations can become profitable.  This will require additional marketing efforts and better computer systems that can track customers and better target market to the customers.  Presently, the business we purchased has no follow up with customers to try and sell additional products to the customer.  The business is wholly dependent on internet searches to locate our web site or from repeat customers.  Management believes with a more aggressive marketing approach, our online presence can be expanded and sales can be increased.

Part of our overall objectives to increase sales will be to expand our product line.  Our products are currently limited to SUV accessories.  Management believes other car and truck accessory markets are available, particularly, those markets that are dominated by a younger consumer.  Management believes the younger consumers are more likely to purchase automobile accessories over the internet and are more likely to work on their own vehicles.  These markets would include the “Tuner” market. We define the Tuner market as a market segment that consists of individuals who customize import sedans, such as Honda Accords, Toyota Celicas and similar cars by adding performance enhancing products to them along with accessories that change their appearance.   The Tuner market is also referenced as the “sports compact” market. We believe this market has expanded in recent years and there are a number of websites catering to it.   With SUV sales continuing to decline with higher gas prices, we believe it is prudent for us to expand into the car accessories marketplace. We believe that any automobile accessories market can be accessed with the same business model.  Additionally, we believe the incremental cost of adding a broader product line will be small given the computer and distribution system can support a much broader product line.  Management feels the only substantial cost of expanding our product line is the inventory carrying cost which should be limited given we have most of our suppliers drop ship directly from their warehouses to our customers.

It is our belief that once a CRM-capable ecommerce system is in place for our current business, we will have the technology in place to enter the car accessories marketplace.  Since the technology and systems are not product specific, we believe we can duplicate our model for use in retailing these new product lines.  We do not feel our cost will increase substantially as we enter the new product lines.  We are hopeful that with the proceeds of this offering we can purchase additional equipment as well as acquire additional software support to be able to expand our web presence.  This will require additional marketing dollars to be able to increase our web based advertising to help drive business to our web site.  Some of our current suppliers, such as Alan Graham Motoring Accessories, Keystone Automotive Operations, Legacy Beyond Perfect Seat Covers, Lund International, Inc. and MacNeil Automotive Products Ltd. offer accessories for cars and we have notified them of our intention to expand our product offering.  Additionally, we plan to seek relationships with car accessory suppliers to be able to start offering additional products.  To this end, we have contacted several suppliers including Matrix Racing, Inc., J&A Auto Accessories, Import Tranz, LLC E&M Distributors, Inc. and New Level Motorsports about their ability to drop ship and product lines.  Until this offering is complete, we will limit our expansion plans since we do not have the available resources to launch new product lines.  Accordingly, we would expect our revenues to continue at the present levels until we have the capital resources to more aggressively expand our operations.  Once this offering is complete and we feel we have additional resources to pursue additional sites, we will follow up with the above suppliers about offering their products on a general automotive site.  At this time, no manufacturer or supplier, other than those we currently have relationships with, have indicated a willingness to supply us with general automotive supplies and until we have additional capital, we feel it would be premature to explore more of a relationship with the suppliers until our timing of such a web site is known.

Prior to our acquisition of the aftermarket accessories business, the management of Aftermarket Express, Inc. engaged in very little marketing or support activity and were able to generate sales by web searches, word of mouth and repeat customers.  We are hopeful that with an increased focus from management and additional marketing dollars, we will be able to increase sales leading to profitable operations.  This will require focusing more on the methods of attracting customers to a web site and will require placements with web search engines, appearances at auto shows and advertising in specialty magazines.  Currently, even with the proceeds of this offering, we will be limited on the amount of marketing we will be able to complete.  However, we are hopeful that initial efforts with the proceeds of this offering will allow us to determine the most effective advertising and marketing methods and allow us to focus on these areas.

Results of Operations

We continued to lose money during the year ended December 31, 2007 with a net loss of $61,059 compared to a loss of $5,358 for the year ended December 31, 2006..  We had sales of $99,097 and $260,409 for the years ended December 31, 2006 and December 31, 2007, respectively.  Without additional revenue, we will continue to suffer loses as our sales are currently not high enough to cover our fixed expenses, particularly general and administrative.  Our general and administrative includes the cost of our employee and office lease.  Our general and administrative costs continue to increase as we started work on analyzing a new computer system, moved into a new office with the space to expand and incurred new audit and legal expenses associated with the preparation of this offering.  Additionally, we went to a trade show to try and expand our industry presence.  The cost of trade show fees were $1,395 for the year rnded December 31, 2007.  Additionally our employee costs were $38,996 for the year ended December 31, 2007, as we moved into a full time employee position.  We would expect employee costs to increase in the future as we expand operations and require additional personnel.  Currently, our president, Adam Anthony, is not taking a salary which is helping to reduce employee expenses.  Our legal and professional fees which include our audit and accounting fees continued to increase.  for the year ended December 31, 2007, our legal and professional fees were $28,715 which were primarily associated with the audit and legal costs for this offering.  Although we expect fees related to this offering to stop, legal and accounting fees will continue for the foreseeable future and we expect them to remain at current levels.  We are currently not engaged in marketing and advertising resulting in only nominal advertising fees of $80.  As our business expands and with the proceeds of this offering, we expect to increase the advertising and marketing expenditures.

For the year ended December 31, 2006, we had revenues of $86,176 reflecting revenues received since our operations began in September 2006.  These revenues were generated through our web site purchased in September 2006.  We did not engage in any additional marketing or advertising during this period as we focused on the transition of the business purchased and transitioning the operations from the prior owners.  We had a loss of $5,358 for the year.  We anticipate continuing to run at a similar loss until we are able to expand our product line and marketing activity to increase sales.  Presently, our cost of goods sold for the year ending December 31, 2006 was 69% of revenues.  We would anticipate cost of goods sold to maintain similar ratios even as we expand our product line.  However, we are hopeful if we can expand our offerings and increase revenues we will be able to cover expense and start to produce a profit.  Until we have the resources to expand our product lines and engage in additional marketing activities, we expect our revenues to continue at the present levels which will result in additional losses for the foreseeable future.

Since we are not a manufacturer of the products we sell and we buy from suppliers, our cost of goods sold is somewhat out of our hands and we have limited markup capabilities if we want to stay price competitive.  On all products we carry, we perform a market analysis of the product and competing product prices both online and in available stores.  This analysis can generally be performed online without much difficulty.  Once a price point for a product is determined, we try and set the price at a competitive level, often matching competitor’s prices or slightly reducing our price over a competitor.  Since we typically have no inventory carrying cost, we generally can be competitive on price point.  Generally, our prices will be a double of our cost of goods except in instances where that particular product is widely available for less than double our cost.  If a product is widely available for less than double our cost, we typically match the lowest regular sale prices available.

As with most retail and online stores, we have to rely on higher sales volumes and keeping control of our other expenses to make a profit.  Our costs have been increasing with legal and professional fees associated with our audit and filing to raise additional capital.  Legal and professional fees were $5,937 from inception through December 31, 2006.  We expect these cost to continue in the future.  Currently we have one employee and as we expand our operations will add additional employees.  For the period from inception through December 31, 2006, our employee costs were $10,914.  For the period ending December 31, 2006, we also had expenses associated with moving offices and upgrading our computer systems which increased our general and administrative expenses to $10,702 for the period from August 4, 2006 through December 31, 2006.  We expect some of these expenses under general and administrative categories to go away in the future.  However, upon completion of this offering, we would expect to add additional cost related to technology as we seek to increase the capability of our computer systems.

At this time, we feel we cannot effectively reduce our expenses below our current level and still provide customer service and support.  However, we do believe we could expand our sales without having to increase our expenses much to cover a larger operations.  With our operations being web based and with our suppliers drop shipping directly to the customer, our overall expenses should not increase significantly even if we doubled or tripled our sales.   The only increase in expenses we anticipate will be for additional marketing to help increase sales.  We don’t anticipate increasing our marketing expenses until the we close this offering.

We anticipate cost of goods sold to remain relatively fixed as a percentage of sales.  Overall expenses will increase in coming periods as we focuses on upgrading our software and hardware as well as increase advertising dollars.  We are hopeful, however, that the increased expenses will translate into increased revenues.

Liquidity and Capital Resources

As of December 31, 2006, we had a working capital deficit of $26,011.  For the year ended December 31, 2007, our working capital deficit decreased to $25,955.  We are hopeful with the proceeds from this offering along with a focus on our sales activity that we will be able to eliminate our working capital deficit this year.  We anticipate using $10,000 of the proceeds from this offering to help cover our prior deficit but are hopeful, we can increase sales sufficient to cover the rest of the deficit.  However, if we are unable to increase sales sufficient to cover ongoing expenses and produce a profit, we may be forced to use proceeds from this offering to cover some of the outstanding obligations that become due.

As we expand operations, we will be trying to rely on proceeds from this offering to cover the increase cost and expenses.  However, depending on how our business performs over the next several months, we may have to seek additional capital in the future.

Our primary source of liquidity in the past has been cash provided by debt instruments and operating activities.  Our working capital needs over the next 12 months consist primarily of marketing, software and equipment purchases and administrative expenses.   We are hopeful that with changes made to the business from that of the prior owners over the last several months, we will be able to meet our ongoing needs and rely on the proceeds of this offering for additional marketing, software and equipment purchases.  If our efforts to increase sales are not successful, we will have to obtain additional financing.  Presently, we do not feel bank financing is feasible and believe we would have to rely on loans from existing shareholders and management or further equity offerings.  At this time there is no commitments from any parties to provide further financing.

Description of Property

We currently lease an office at 4339 Santa Fe Road #48-D San Luis Obispo, CA  93401 at a lease rate of $575 per month.  The lease had a an initial term of 12 months and expired on October 31, 2007.   The lease continues now on a month to month basis.  Management believes this facility will serve our purposes for at least the next twelve months.

Certain Relationships and Related Transactions

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.

On August 20, 2006, our President, Adam Anthony, purchased 220,000 shares of common stock for a price of $.01 per share and a total cost of $2,200.  In total, 7 investors, including our President, purchased 1,100,000 shares of our common stock at $.01 per share for a total initial capitalization of $11,000.  None of the purchasers except Adam Anthony were affiliated with us at the time of purchase.

On August 17, 2006, the Company entered into a Promissory Note with one of our major shareholders, Jeffery Holmes (the “Holmes Note”).   The Holmes Note was subsequently amended on August 17, 2007, extending the maturity date of the Note to August 17, 2008. The Holmes Note allowed the Company to borrow up to $20,000, bore 10% interest and matured on August 17, 2008.  As of December 31, 2006, the balance on the Holmes Note was $10,000.  Since then the Company has drawn an additional $5,000, resulting in a total of $15,000 outstanding on the Holmes note.    Additionally, at any time after the Company has raised a minimum of $50,000 from third parties who are not current shareholders, the Company would no longer be able to draw down any further funds. At any time after the Company has raised a minimum of $50,000, the holder of the Holmes note may demand to be repaid $5,000 on the principal and interest on the Holmes Note and if the Company raised more than $250,000 the holder of the Holmes Note may receive up to $10,000.

Effective as of September 30, 2007 all principal ($15,000) and accrued interest ($1,415) due under the Holmes note was converted into 164,151 shares of common stock and the Holmes note is now paid in full.  The Holmes note was converted at $0.10 per share based on negotiations between the parties.  Given the restricted nature of the shares being received by Holmes, the willingness of Holmes to convert the debt, and Mr. Holmes early financial support of the Company, management believed the conversion price was acceptable.

On August 17, 2006, the Company entered into a Promissory Note with one of our major shareholders, Ascendiant Capital Group, LLC (the “Ascendiant Note”).  The Ascendiant Note was subsequently amended on August 17, 2007, extending the maturity date of the Note to August 17, 2008.  The Ascendiant Note allowed the Company to borrow up to $40,000, bore 10% interest and matured on August 17, 2008.  As of December 31, 2006, the balance on the Ascendiant Note was $20,000.  Since then the Company has drawn an additional $10,000, resulting in a total of $30,000 outstanding on the Ascendiant Note.   Additionally, at any time after the Company has raised a minimum of $50,000 from third parties who are not current shareholders, the Company will no longer be able to draw down any further funds on the Ascendiant Note.  At any time after the Compnay has raised a minimum of $50,000, the holder of the Ascendiant Note may demand to be repaid $10,000 on the principal and interest on the Ascendiant Note and if the Company raised more than $250,000 the holder of the Ascendiant Note may receive up to $20,000.

Effective as of September 30, 2007 all principal ($30,000) and accrued interest ($2,830) due under the Ascendiant note was converted into 328,301 shares of common stock and the Ascendiant note is now paid in full.  The Ascendiant note was converted at $0.10 per share.  The conversion price was determined, in part, based on an the conversion price of the Holmes note and Ascendiant’s early stage financial support of the Company.

Market for Common Equity and Related Stockholder Matters

Lack of Prior Public Market and Possible Volatility of Stock Price

Prior to this offering, there has been no public market for the common stock and there can be no assurance that a public market for the common stock will develop or be sustained after the offering. Aftermarket will seek a Market Maker to apply to have Aftermarket’s common stock included for quotation in the over-the-counter market on the OTC Bulletin Board.  There can be no assurance that the Market Maker will apply for a listing for our securities, or that an active trading market for Aftermarket’s common stock will be developed or maintained.  The future market price of the common stock may be highly volatile.  Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors.  Although the initial offering price of the common stock reflects Aftermarket’s assessment of current market conditions, there can be no assurance that such price will be maintained following the offering.

Following completion of this offering, and listing of our stock on the OTC Bulletin Board, our common stock may be subject to special sales practice requirements applicable to “designated securities” or Apenny stock@ which are stock which trade below $5.00 per share and whose underlying companies do not meet certain minimum asset requirements.  No assurance can be given that the bid price for our common stock will be above $5.00 per share following the offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, our common stock would be subject to additional sales practice requirements imposed on broker-dealers who sell common stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written agreement to the transaction prior to the sale.  These limitations make it difficult for broker dealers to sell penny stocks and most will not recommend a penny stock or sell a penny stock except to long term customers who are accredited investors.  Because of these limitations many brokers do not follow penny stock or recommend them to clients.  Consequently, the penny stock rules may affect the ability of broker-dealers to sell our common stock and also may affect the ability of persons acquiring our common stock to resell such securities in any trading market that may develop.  If brokers do not recommend Aftermarket to their clients, it may be difficult to establish a market for the securities or to develop a wide spread shareholder base.  Therefore, an investor trying to resell our shares may have difficulty because there may be little demand for our shares and even small share sales may result in a reduction in our share price.

We currently have no options, warrants or other rights outstanding to purchase or convert into shares of our common or preferred stock.  We have not paid any cash dividends since inception, and we do not anticipate we will pay dividends in the foreseeable future.

Possible Sale of Common Stock Pursuant to Rule 144

Aftermarket has previously issued shares of common stock that constitute “restricted securities“ as that term is defined in Rule 144 adopted under the Securities Act.  Subject to certain restrictions, such securities may generally be sold six months after their acquisition.  The shares of common stock issued to Aftermarket’s founders may become eligible for resale under Rule 144 in August, 2007.  Generally, shares held for more than six months may be sold if certain conditions are met and after one year without any limitations or conditions if held by non-affiliates.   In order to sell the shares after six months, Aftermarket will have to have current public information available through reports on form 10K and 10Q filed with the SEC.  For affiliates such as Mr. Anthony, he will have to sell under Rule 144 and be limited on the amount he will be able to sell to one percent of Aftermarket’s common stock issued and outstanding during any three month period.

Shareholders

As of March 12, 2008, Aftermarket had 7 shareholders.

Control by Existing Shareholders

Upon completion of the minimum and/or maximum offering, approximately 60.45% and 48.86%, respectively, of the outstanding shares of common stock will be beneficially owned by the current president and existing shareholders of Aftermarket.  As a result, the person currently in control of Aftermarket will most likely continue to be in a position to elect at least a majority of the Board of Directors of Aftermarket, to dissolve, merge or sell the assets of Aftermarket, and generally, to direct the affairs of Aftermarket.

Disproportionate Risks

Upon completion of the minimum offering, the present shareholders will own approximately 60.45% of the then issued and outstanding shares of Aftermarket, for which they will have contributed $60,245. Persons purchasing shares of common stock in the minimum offering will own approximately 39.55% of the then issued and outstanding shares, for which they will have paid $125,000, or approximately 67.48% of the then invested capital.  Upon completion of the maximum offering, the present shareholders will own approximately 48.86% of the then issued and outstanding shares of Aftermarket.  Persons purchasing shares of common stock in the maximum offering will own approximately 51.14% of the then issued and outstanding shares, for which they will have paid $200,000, or approximately 76.85% of the then invested capital. Consequently, the purchasers in this offering will bear a disproportionately greater risk investing in Aftermarket's business than its present shareholders.

Dividends

At this time we do not plan on paying dividends and will use any profits to fund growth.

Recent Sales of Unregistered Securities

Aftermarket has issued shares to seven individuals related to our formation and the purchase of our subsidiary.   We have issued a total of 1,592,452 shares for $60,245.  One million one hundred thousand (1,100,000) shares were issued on August 20, 2006, shortly after Aftermarket Enterprises, Inc. was formed and effective September 30, 2007, Promissory Notes outstanding were converted into four hundred ninety two thousand four hundred fifty two (492,452) shares.   The Promissory Notes were held by accredited investors which were existing shareholders.

The securities issued in the foregoing transactions were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), set forth in Section 3(b) and/or  Section 4(2) of the Securities Act and the regulations promulgated thereunder.  All of the shareholders are accredited investors and received their shares on the formation of Aftermarket Enterprises, Inc.  No form of solicitation was used in the purchase of the shares of common stock.  All parties knew each other prior to forming the business.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Aftermarket's chief executive officer and each of the other executive officers that were serving as executive officers at December 31, 2007 (collectively refered to as the "Named Executives").  No other executive officer serving during 2007 received compensation greater than $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Adam Anthony, CEO	2007 2006	-- --	-- --	-- --	-- --	-- --	-- --	-- --
_______________
Mr. Anthony has not taken a salary and does not plan on taking a salary until the offering is complete.  At that time, Mr. Anthony will evaluate the level of salary but does not anticipate a significant salary until Aftermarket achieves profitability.

Option/SAR Grants in Last Fiscal Year

In fiscal 2007, there were no stock option or SAR Grants.

Stock Option Exercise

In fiscal 2007, none of the named executives exercised any options to purchase shares of common stock.

Long-Term Incentive Plan (“LTIP”)

There were no awards granted during fiscal year 2007 under a long-term incentive plan.

Board of Directors Compensation

Each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board or directors or both.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. We did not compensate our directors for service on the Board of Directors during fiscal 2007.

No other compensation arrangements exist between Aftermarket and our sole director.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Aftermarket does not have any employment contracts with our executive officers.  No other compensatory plan or arrangements exist between Aftermarket and our executive officers that results or will result from the resignation, retirement or any other termination of such executive officer’s employment with Aftermarket or from a change-in-control of the Company.

Report on Repricing of Options/SARs

During fiscal 2007, we did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officers.

Report on Executive Compensation

The Board of Directors determines the compensation of Aftermarket’s executive officer and president and sets policies for and reviews with the chief executive officer and president the compensation awarded to the other principal executives, if any. The compensation policies utilized by the Board of Directors are intended to enable Aftermarket to attract, retain and motivate executive officers to meet our goals using appropriate combinations of base salary and incentive compensation in the form of stock options. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance. During the fiscal year ended 2007, Aftermarket's chief executive officer was Adam Anthony.  There were no other executive officers for Aftermarket during the fiscal year 2007.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2007.

ADDITIONAL INFORMATION

Aftermarket has filed this registration statement on Form S-1 under the Securities Act with the Commission, SEC File No. 333-141676, under the Securities Act with respect to the securities offered by this prospectus.  This prospectus omits certain information contained in the registration statement.  For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith.  Statements contained in this prospectus as to the contents of any contract or other document referenced to are not necessarily complete, and where such contract or document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.  Copies of the complete registration statement, including exhibits, may be examined without charge at the Commission’s principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 100 F Street, NE, Washington, D.C.  20549, on payment of the usual fees for reproduction, or may be obtained from the Commission’s EDGAR Database at http://www.sec.gov.

Aftermarket will be subject to Section 15(d) and the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the AExchange Act@), and, as such, Aftermarket will file annual, quarterly, and current reports with the Commission containing financial information examined and reported upon, with an opinion expressed by independent certified public accountants, at least annually, and Aftermarket may also provide unaudited quarterly or other interim reports as it deems appropriate.  Aftermarket intends to comply with the periodic reporting requirements of Section 13 of the Exchange Act, and such other of said statutes' requirements as may become applicable from time to time.  Aftermarket will not be required to file or make the additional reports of issuers subject to Section 14 of the Exchange Act, and as such has no plans to submit annual reports to shareholders or proxy statements and other reports required, except for the annual report on Form 10-K which will be made available to shareholders, until and unless, we may become subject to Section 14 requirements, by registration of a class of its securities pursuant to Section 12(b) or Section 12(g) of the Exchange Act or otherwise.

Financial Statements

The following consolidated financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page F-1 to our consolidated financial statements are herein incorporated:

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None

AFTERMARKET ENTERPRISES, INC.

Consolidated Financial Statements

 For the Year Ended December 31, 2007
and the
Period from August 4, 2006 (Inception) through December 31, 2006

Salt Lake Office:
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370
Telephone: (801)281-4700

Kaysville Office:
1284 Flint Meadow Drive, Suite D
Kaysville, Utah 84037-9590
Telephone: (801)927-1337

AFTERMARKET ENTERPRISES, INC.

Consolidated Financial Statements

 For the Year Ended December 31, 2007
and the
Period from August 4, 2006 (Inception) through December 31, 2006

AFTERMARKET ENTERPRISES, INC.

Consolidated Financial Statements

For the Year Ended December 31, 2007
and the
Period from August 4, 2006 (Inception) through December 31, 2006

Douglas W. Child, CPA Marty D. Van Wagoner, CPA J. Russ Bradshaw, CPA William R. Denney, CPA Roger B. Kennard, CPA Russell E. Anderson, CPA Scott L. Farnes	Report of Independent Registered Public Accounting Firm
To the Board of Directors Aftermarket Enterprises, Inc. San Luis Obispo, California

We have audited the accompanying consolidated balance sheets of Aftermarket Enterprises, Inc. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2007 and for the period from August 4, 2006 (Inception Date) through December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aftermarket Enterprises, Inc. as of December 31, 2007 and 2006, and the results of its operations, stockholders’ equity (deficit) and its cash flows for the year ended December 31, 2007 and for the period from August 4, 2006 (Inception Date) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

1284 W. Flint Meadow Dr. #D Kaysville, Utah 84037 Telephone 801.927.1377 Facsimile 801.927.1344	/s/ Child, Van Wagoner & Bradshaw, PLLC Child, Van Wagoner & Bradshaw, PLLC Salt Lake City, Utah
February 29, 2008
5296 S. Commerce Dr. #300 Salt Lake City, Utah 84107 Telephone 801.281.4700 Facsimile 801.281.4701

Suite B, 4F North Cape Commercial Bldg. 388 King’s Road North Point, Hong Kong
www.cpaone.net

AFTERMARKET ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
Current assets
Cash	$549	$14,727
Other current assets	1,057	1,147
Total current assets	1,606	15,874

Website (net of amortization of $15,827 at December 31, 2007 and $3,957 at December 31, 2006)	19,783	31,653
Total assets	$21,389	$47,527

LIABILITIES
Current liabilities
Accounts payable	$25,625	$8,276
Accrued liabilities	1,936	2,491
Loan payable – stockholders	-	31,118

Total liabilities	27,561	41,885

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock: ($0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding)	-	-
Common Stock: ($0.001 par value, 90,000,000 shares authorized; 1,592,452 and 1,100,000 shares issued and outstanding at December 31, 2007 and 2006, respectively)	1,592	1,100
Additional paid in capital	58,653	9,900
Accumulated deficit	(66,417)	(5,358)

Total stockholders’ equity (deficit)	(6,172)	5,642

Total liabilities and stockholders’ equity (deficit)	$21,389	$47,527

See Accompanying Notes to the Financial Statements.
3

AFTERMARKET ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the Year Ended December 31, 2007
and the
Period from August 4, 2006 (Inception Date) through December 31, 2006

	Year ended December 31, 2007	Period from August 4, 2006 (inception date) through December 31, 2006
Revenues
Sales (net of returns)	$260,409	$99,097
Costs of goods sold	187,238	68,679
Gross profit	73,171	30,418

Expenses
Advertising	80	624
Amortization expense	11,870	3,957
Credit card discounts	9,074	2,524
Payroll expenses	38,996	10,914
Other general & administrative	42,367	10,702
Legal and professional fees	28,716	5,937
	131,103	34,658

Loss from operations	(57,932)	(4,240)

Interest expense	3,127	1,118

Provision for income taxes	-	-

Net loss	$(61,059)	$(5,358)

Net loss per common share	$(0.05)	$(0.00)

Weighted average number of common shares used in calculation	1,224,125	1,100,000

See Accompanying Notes to the Financial Statements.
4

Aftermarket Enterprises, Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Year Ended December 31, 2007
and the
Period from August 4, 2006 (Inception Date) through December 31, 2006

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)

Common stock issued for cash	1,100,000	$1,100	$9,900	$-	$11,000

Net loss for period	-	-	-	(5,358)	(5,358)

Balance, December 31, 2006	1,100,000	1,100	9,900	(5,358)	5,642

Conversion of debt to equity	492,452	492	48,753	-	49,245

Net loss for year	-	-	-	(61,059)	(61,059)

Balance, December 31, 2007	1,592,452	$1,592	$58,653	$(66,417)	$(6,172)

See Accompanying Notes to the Financial Statements.
5

AFTERMARKET ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2007
and the
Period from August 4, 2006 (Inception Date) through December 31, 2006

	Year Ended December 31, 2007	Period from August 4, 2006 (inception date) through December 31, 2006

Cash Flows from Operating Activities
Net loss	$(61,059)	$(5,358)
Adjustment for items not involving cash:
Amortization expense	11,870	3,957
Accrued interest	3,127	1,118
Change in non-cash working capital items:

(Increase) decrease in other current assets	90	(1,147)
Increase (decrease) in accounts payable	17,349	8,276
Increase (decrease) in accrued liabilities	(555)	2,491
Cash provided by (used in) operating activities	(29,178)	9,337

Cash Flow from Investing Activities
Acquisition of website	-	(35,610)
Cash used in investing activities	-	(35,610)

Cash Flow from Financing Activities
Proceeds from loan payable – stockholders	15,000	30,000
Proceeds from sale of common stock	-	11,000
Cash provided by financing activities	15,000	41,000

Increase (decrease) in cash position	(14,178)	14,727

Cash position at beginning of period	14,727	-

Cash position at end of period	$549	$14,727

Supplemental Information:
Stock issued for conversion of debt	$49,245	$-

See Accompanying Notes to the Financial Statements.
6

Aftermarket Enterprises, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Aftermarket Enterprises, Inc. (the Company) is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying consolidated financial statements.

Business Activity
Aftermarket Enterprises, Inc. (the Company) is a Nevada corporation organized on August 4, 2006 to market and sell aftermarket automotive products through the Internet.  On May 12, 2004, Everything SUV, LLC was organized to sell aftermarket automotive products for SUV’s through the Internet.  On July 24, 2006, all rights, titles and interests to any and all memberships and ownership interests in Everything SUV, LLC were transferred to Aftermarket Express, Inc.  The Company acquired all the outstanding shares of common stock of Aftermarket Express, Inc. on September 1, 2006 in a business combination.  The Company has elected a fiscal year end of December 31st.  All intercompany balances have been eliminated on consolidation.

Recently Issued Accounting Pronouncements
In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

In December 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset. The provisions are effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statements No.141 (revised 2007), “Business Combinations” (“FAS 141(R)”) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). These standards aim to improve, simplify, and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements. The provisions of FAS 141 (R) and FAS 160 are effective for the fiscal year beginning June 1, 2009. We are currently evaluating the provisions of FAS 141(R) and FAS 160.

7

Aftermarket Enterprises, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2007 and 2006

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents
For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company had $549 and $14,727 in cash or cash equivalents at December 31, 2007 and 2006, respectively.

Income Taxes
The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements under SFAS 109, “Accounting for Income Taxes,” to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, and start-up costs based on the income taxes expected to be payable in future years.

The components of the provision for income taxes at December 31, 2007 are as follows:

Current - Federal	$(24,424)
Current – State	800
Change in valuation allowance	24,424
Income tax provision	$800

A reconciliation of the income tax provision for the Company to the amount expected using the U.S. Federal statutory rate follows:

Expected amount using:

U.S. Federal statutory rate	$0
California statutory rate	800
Use of loss carryforwards	(24,424)
Change in valuation allowance	24,424
Effective	$800

Deferred tax assets (liabilities) consisted of the following at December 31, 2007.

Deferred tax assets
Net operating loss carryforwards	$26,567

Deferred tax liability	0
26,567
Valuation allowance	(26,567)
$0

At December 31, 2007, the Company has net operating loss (NOL) carryforwards totaling approximately $66,417. Deferred tax assets have been reduced by a valuation allowance because of uncertainties as to future recognition of taxable income to assure realization.  The net change in the valuation allowance for the period ended December 31, 2007 was $24,424.

Use of Estimates in the preparation of the financial statements
The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

8

Aftermarket Enterprises, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2007 and 2006

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition
The Company recognizes revenue from product sales when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.  Product sales and shipping revenues are recorded when the products are shipped and title passes to customers.  The customer’s credit card is authorized at the time the order is placed, thereby providing reasonable assurance of collectability.  The credit card is then charged for the amount of the sale when the product is shipped from the supplier.   Our agreement with our suppliers is that all orders for products that are in stock are shipped within 48 hours of receipt of the order by the supplier.  We interact telephonically and electronically with our suppliers on a daily basis and are aware of when outstanding orders are shipped.  Approximately 50% of our suppliers notify us via email when orders have been shipped and, with rare exceptions, all orders for merchandise that is in stock are shipped within 48 hours of the time of the order.  If we are not notified electronically that the order has been shipped, we confirm it telephonically prior to charging the customers card.  Delivery to the customer is deemed to have occurred when the product is shipped from the supplier.

Advertising
The Company expenses advertising costs as incurred.

Shipping and Handling Costs
Shipping and handling costs are included in cost of sales.

NOTE 2	BUSINESS ACQUISITIONS

On September 1, 2006, the Company acquired all the outstanding shares of common stock of Aftermarket Express, Inc. for $31,300.  This acquisition has been treated as a business combination.  Therefore the financial statements of Aftermarket Express, Inc. have been consolidated and presented with those of Aftermarket Enterprises, Inc. from September 1, 2006 through December 31, 2006.  Per the agreement, the prior stockholders retained all cash and accounts receivable, but also retained the liability for all accounts payable.  Aftermarket Express, Inc., through its subsidiary, Everything SUV, LLC., maintained a website that generated all sources of revenue.  The purchase price of $31,300 was determined using a modified cash flow formula.  As part of the purchase transaction, the Company assigned $35,610 to the website, which will be amortized over a life of three years.  Refer to Schedule 1 for the historical financials of Aftermarket Express, Inc.  Refer to Schedule 2 for the pro-forma statements related to this business combination.

NOTE 3	COMMITMENTS

On October 31, 2006, the Company entered into a 12-month office lease.  The lease requires monthly payments of $575.  The Company was required to pay a $575 security deposit.  The lease expired on October 31, 2007 and is currently on a month-to-month basis.

9

Aftermarket Enterprises, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2007 and 2006

NOTE 4	WEBSITE

The Company acquired the website, www.EverythingSUV.com, as part of the acquisition of Aftermarket Express, Inc.  The website was valued at $35,610.  The website will be amortized over a life of three years.  As of December 31, 2007, accumulated amortization is $15,827.

NOTE 5	RELATED PARTY TRANSACTIONS

On August 20, 2006, our President, Adam Anthony, purchased 220,000 shares of common stock for a price of $.01 per share and a total cost of $2,200.  In total, 7 investors, including our President, purchased 1,100,000 shares of our common stock at $.01 per share for a total initial capitalization of $11,000.  None of the purchasers except Adam Anthony were affiliated with the Company at the time of purchase.

On August 17, 2006, the Company entered into a Promissory Note with one of its major shareholders, Jeffery Holmes (the “Holmes Note”).  The Holmes Note allowed the Company to borrow up to $20,000, bore 10% interest and matured on August 17, 2008.  As of December 31, 2006, the balance on the Holmes Note was $10,000.  Since then the Company drew an additional $5,000, resulting in a total of $15,000 outstanding on the Holmes note.  The Holmes Note had a term of one year.  Additionally, at any time after the Company has raised a minimum of $50,000 from third parties who are not current shareholders, the Company would no longer be able to draw down any further funds. At any time after the Company has raised a minimum of $50,000, the holder of the Holmes note may have demanded to be repaid $5,000 on the principal and interest on the Holmes Note and if the Company raised more than $250,000 the holder of the Holmes Note may have received up to $10,000.

Effective as of September 30, 2007 all principal ($15,000) and accrued interest ($1,415) due under the Holmes note was converted into 164,151 shares of common stock and the Holmes note is now paid in full.

On August 17, 2006, the Company entered into a Promissory Note with one of our major shareholders, Ascendiant Capital Group, LLC (the “Ascendiant Note”).  The Ascendiant Note allowed the Company to borrow up to $40,000, bore 10% interest and matured on August 17, 2008.  As of December 31, 2006, the balance on the Ascendiant Note was $20,000.  Since then the Company has drawn an additional $10,000, resulting in a total of $30,000 outstanding on the Ascendiant Note.  The Ascendiant Note had a term of one year.  Additionally, at any time after the Company has raised a minimum of $50,000 from third parties who are not current shareholders, the Company would no longer be able to draw down any further funds on the Ascendiant Note.  At any time after the Company has raised a minimum of $50,000, the holder of the Ascendiant Note may demand to be repaid $10,000 on the principal and interest on the Ascendiant Note and if the Company raised more than $250,000 the holder of the Ascendiant Note may have received up to $20,000.

Effective as of September 30, 2007 all principal ($30,000) and accrued interest ($2,830) due under the Ascendiant note was converted into 328,301 shares of common stock and the Holmes note is now paid in full.

10

Schedule 1

AFTERMARKET EXPRESS, INC.
Consolidated Financial Statements
For the Period Ended August 31, 2006, the Year Ended December 31, 2005
and the Period from May 12 (Inception Date) through December 31, 2004

11

AFTERMARKET EXPRESS, INC.

Consolidated Financial Statements

For the Period Ended August 31, 2006, the Year Ended December 31, 2005
and the Period from May 12 (Inception Date) through December 31, 2004

12

Douglas W. Child, CPA Marty D. Van Wagoner, CPA J. Russ Bradshaw, CPA William R. Denney, CPA Roger B. Kennard, CPA Russell E. Anderson, CPA Scott L. Farnes	Report of Independent Registered Public Accounting Firm
To the Board of Directors Aftermarket Express, Inc. San Luis Obispo, California

We have audited the accompanying consolidated balance sheets of Aftermarket Express, Inc. (the Company) as of August 31, 2006 and December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period ended August 31, 2006 the year ended December 31, 2005 and the period from May 12, 2004 (inception date) through December 31, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aftermarket Express, Inc. as of August 31, 2006 and December 31, 2005 and 2004, and the results of its operations, stockholders’ equity (deficit) and its cash flows for the period ended August 31, 2006 the year ended December 31, 2005 and the period from May 12, 2004 (inception date) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

1284 W. Flint Meadow Dr. #D Kaysville, Utah 84037 Telephone 801.927.1377 Facsimile 801.927.1344
Since our previous report dated September 18, 2007 as described in note 3, the Company discovered a material error in its presentation of its revenue recognition.  However the Company has restated the financial statements to reflect the correction of this error.

5296 S. Commerce Dr. #300 Salt Lake City, Utah 84107	Child, Van Wagoner & Bradshaw, PLLC Salt Lake City, Utah September 18, 2007, except note 3, which is dated February 11, 2008
Telephone 801.281.4700 Facsimile 801.281.4701

Suite B, 4F North Cape Commercial Bldg. 388 King’s Road North Point, Hong Kong
www.cpaone.net

13

Aftermarket Express, Inc.
Consolidated Balance Sheets

	August 31,	December 31,	December 31,
	2006	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$-	$-	$2,040
Total current assets	$-	$-	$2,040

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Bank overdraft	$3,264	$8,050	$-
Accounts payable	-	1,976	16,612
Accrued liabilities	1,046	4,252	1,952
Total current liabilities	4,310	14,278	18,564

Stockholders' equity (deficit)
Preferred stock: ($.001 par value; 10,000,000 shares authorized; no shares issued and outstanding)	-	-	-
Common stock: ($.001 par value; 90,000,000 shares authorized; 1,000 shares issued and outstanding)	1	1	1
Additional paid-in capital	39,508	28,615	8,896
Accumulated deficit	(43,819)	(42,894)	(25,421)
Total stockholders' equity (deficit)	(4,310)	(14,278)	(16,524)

Total liabilities and stockholders' equity (deficit)	$-	$-	$2,040

14

Aftermarket Express, Inc.
Consolidated Statements of Operations

	Periods Ended August 31,		Year Ended December 31,	Period from May 12, 2004 (inception date) through December 31,
	2006	2005	2005	2004
		(Unaudited)
Sales Revenues	$199,005	$215,138	$321,821	$246,738
Cost of goods sold	144,982	170,948	245,147	190,594

Gross profit	54,023	44,190	76,674	56,144

Expenses
Advertising	7,692	6,614	9,788	14,294
Bad debt	-	1,120	1,983	9,589
Computer software and hardware	690	1,658	1,678	6,184
Credit card discounts	5,361	10,778	14,877	11,723
Payroll	18,028	28,719	37,987	18,896
Professional fees	3,744	2,432	4,932	2,178
Other general and administrative	19,433	11,515	22,902	27,332
Total expenses	54,948	62,836	94,147	81,565

Net (loss)	$(925)	$(18,646)	$(17,473)	$(25,421)

Net (loss) per share	$(0.93)	$(18.65)	$(17.47)	$(25.42)

Weighted average shares outstanding	1,000	1,000	1,000	1,000

15

Aftermarket Express, Inc.
Consolidated Statements of Stockholders’ Deficit
For the Period Ended August 31, 2006, the Year Ended December 31, 2005 and the
Period from May 12, 2004 (inception date) through December 31, 2004

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	(Deficit)

Beginning Balance, May 12, 2004	-	$-	$-	$-	$-

Investment by members	1,000	1	8,896	-	8,897

Net loss for period	-	-	-	(25,421)	(25,421)

Balance, December 31, 2004	1,000	1	8,896	(25,421)	(16,524)

Investment by members	-	-	19,719	-	19,719

Net loss for year	-	-	-	(17,473)	(17,473)

Balance, December 31, 2005	1,000	1	28,615	(42,894)	(14,278)

Investment by members	-	-	10,893	-	10,893

Net loss for period	-	-	-	(925)	(925)

Balance, August 31, 2006	1,000	$1	$39,508	$(43,819)	$(4,310)

16

Aftermarket Express, Inc.
Consolidated Statements of Cash Flows

	Periods Ended August 31,		Year Ended December 31,	Period From May 12, 2004 (inception date) through December 31,
	2006	2005	2005	2004
Cash flows from operating activities:		(Unaudited)

Net (loss)	$(925)	$(18,646)	$(17,473)	$(25,421)

Changes in operating assets and liabilities:
Increase (decrease) in bank overdraft	(3,397)	(2,816)	8,050	-
Increase (decrease) in accounts payable	(3,365)	(16,904)	(14,636)	16,612
Increase (decrease) in accrued expenses	(3,206)	3,814	2,301	1,952

Total cash flows used in operating activities	(10,893)	(17,638)	(21,758)	(6,857)

Cash flows from financing activities:
Investment by members	10,893	19,000	19,718	8,897

Total cash flows provided by financing activities	10,893	19,000	19,718	8,897

Net change in cash	-	1,362	(2,040)	2,040

Cash balance at beginning of period	-	2,040	2,040	-

Cash balance at end of period	$-	$3,402	$-	$2,040

17

Aftermarket Express, Inc.
Notes to Consolidated Financial Statements
August 31, 2006, December 31, 2005 and 2004

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Aftermarket Express, Inc. (the Company) is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying consolidated financial statements.

Business Activity
Aftermarket Express, Inc. (the Company) is a Nevada corporation organized on July 24, 2006 to market and sell aftermarket automotive products through the Internet.  On May 12, 2004, Everything SUV, LLC was organized to sell aftermarket automotive products for SUV’s through the Internet.  On July 24, 2006, all rights, titles and interests to any and all memberships and ownership interests in Everything SUV, LLC were transferred to Aftermarket Express, Inc.  The transaction was treated as a business combination under common control.  The financial statements of Everything SUV, LLC have been presented in this report as if the merger had already taken place as of the earliest date presented.  The Company has elected a fiscal year end of December 31st.  All intercompany balances have been eliminated on consolidation.

Income Taxes
The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements under SFAS 109, “Accounting for Income Taxes,” to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, and start-up costs based on the income taxes expected to be payable in future years.  During 2005 and through July 24, 2006, any net income or loss of Everything SUV, LLC was passed to the members and taxed on their individual income tax returns.  The Company has had net losses since inception.

Use of Estimates in the preparation of the financial statements
The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents
For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company had $0 and $0 in cash or cash equivalents at August 31, 2006 and December 31, 2005, respectively.

Recently Issued Accounting Pronouncements
In September, 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  The statement defines fair value, determines appropriate measurement methods, and expands disclosure requirements about those measurements.  SFAS No. 157 is effective for our fiscal year beginning January 1, 2008.

18

Aftermarket Express, Inc.
Notes to Consolidated Financial Statements (continued)
August 31, 2006, December 31, 2005 and 2004

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. This pronouncement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.   SFAS 159 is effective as of the beginning of our fiscal year which begins January 1, 2008.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

Revenue Recognition
The Company recognizes revenue from product sales when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonably assured.  Product sales and shipping revenues are recorded when the products are shipped and title passes to customers.  The customer’s credit card is authorized at the time the order is placed, thereby providing reasonable assurance of collectibilty.  The credit card is then charged for the amount of the sale when the product is shipped from the supplier.   Our agreement with our suppliers is that all orders for products that are in stock are shipped within 48 hours of receipt of the order by the supplier.  We interact telephonically and electronically with our suppliers on a daily basis and are generally aware of when outstanding orders are shipped.  Approximately 50% of our suppliers notify us via email when orders have been shipped and, with rare exceptions, all orders for merchandise that is in stock are shipped within 48 hours of the time of the order.  If we are not notified electronically that the order has been shipped, we confirm it telephonically prior to charging the customers card.  Delivery to the customer is deemed to have occurred when the product is shipped from the supplier.

NOTE 2	BUSINESS ACQUISITIONS

On July 24, 2006, the Company acquired all the rights, interests and ownership of Everything SUV, LLC.  Everything SUV, LLC was owned by the same shareholders of the Company.  This acquisition was treated as a business combination under common control.  Therefore the financial statements of Everything SUV, LLC and Aftermarket Express, Inc. have been presented as if the merger had taken place at the beginning of the audited periods.

NOTE 3	RESTATEMENT

Subsequent to the issuance of the financial statements, management discovered an error related to the Company’s revenue recognition.  Revenue recognition has been revised to comply with generally accepted account principles.

Accordingly, the consolidated balance sheets, consolidated statements of operations, consolidated statement of stockholders’ deficit and consolidated statements of cash flows have been revised as follows:

19

Aftermarket Express, Inc.
Notes to Consolidated Financial Statements (continued)
August 31, 2006, December 31, 2005 and 2004

NOTE 3	RESTATEMENT (continued)

Aftermarket Express, Inc.
Consolidated Balance Sheets

	August 31,		December 31,		December 31,
	2006	2006	2005	2005	2004	2004
	Restated	Original	Restated	Original	Restated	Original
ASSETS
Current assets
Cash and cash equivalents	$-	$-	$-	$-	$2,040	$2,040
Accounts receivable	-	12,921	-	13,965	-	20,769
Total current assets	$-	$12,921	$-	$13,965	$2,040	$22,809

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Bank overdraft	$3,264	$4,653	$8,050	$8,050	$-	$-
Accounts payable	-	7,993	1,976	12,603	16,612	32,656
Accrued liabilities	1,046	1,046	4,252	4,252	1,952	1,952
Total current liabilities	4,310	13,692	14,278	24,905	18,564	34,608

Stockholders' equity (deficit)
Preferred stock: ($.001 par value; 10,000,000 shares authorized; no shares issued and outstanding)	-	-	-	-	-	-
Common stock: ($.001 par value; 90,000,000 shares authorized; 1,000 shares issued and outstanding)	1	1	1	1	1	1
Additional paid-in capital	39,508	39,508	28,615	28,615	8,896	8,896
Accumulated deficit	(43,819)	(40,280)	(42,894)	(39,556)	(25,421)	(20,696)
Total stockholders' equity (deficit)	(4,310)	(771)	(14,278)	(10,940)	(16,524)	(11,799)

Total liabilities and stockholders' equity (deficit)	$-	$12,921	$-	$13,965	$2,040	$22,809

20

Aftermarket Express, Inc.
Notes to Consolidated Financial Statements (continued)
August 31, 2006, December 31, 2005 and 2004

NOTE 3	RESTATEMENT (continued)

Aftermarket Express, Inc.
Consolidated Statements of Operations

	Periods Ended August 31,			Year Ended December 31,		Period from May 12, 2004 (inception date) through December 31,
	2006	2006	2005	2005	2005	2004	2004
			(Unaudited)
	Restated	Original		Restated	Original	Restated	Original
Sales Revenues	$199,005	$197,961	$215,138	$321,821	$315,017	$246,738	$267,507
Cost of goods sold	144,982	143,737	170,948	245,147	239,730	190,594	206,638
Gross profit	54,023	54,224	44,190	76,674	75,287	56,144	60,869

Expenses
Advertising	7,692	7,692	6,614	9,788	9,788	14,294	14,294
Bad debt	-	-	1,120	1,983	1,983	958	958
Computer software and hardware	690	690	1,658	1,678	1,678	6,184	6,184
Credit card discounts	5,361	5,361	10,778	14,877	14,877	11,723	11,723
Payroll	18,028	18,028	28,719	37,987	37,987	18,896	18,896
Professional fees	3,744	3,744	2,432	4,932	4,932	2,178	2,178
Other general and administrative	19,433	19,433	11,515	22,902	22,902	27,332	27,332
Total expenses	54,948	54,948	62,836	94,147	94,147	81,565	81,565

Net (loss)	$(925)	$(724)	$(18,646)	$(17,473)	$(18,860)	$(25,421)	$(20,696)

Net (loss) per share	$(0.93)	$(0.72)	$(18.65)	$(17.47)	$(18.86)	$(25.42)	$(20.70)
Weighted average shares outstanding	1,000	1,000	1,000	1,000	1,000	1,000	1,000

21

Aftermarket Express, Inc.
Notes to Consolidated Financial Statements (continued)
August 31, 2006, December 31, 2005 and 2004

NOTE 3	RESTATEMENT (continued)

Aftermarket Express, Inc.
Consolidated Statements of Stockholders’ Deficit
For the Period Ended August 31, 2006, the Year Ended December 31, 2005 and the Period From May 12, 2004 (inception date)
 through December 31, 2004

			Additional
	Common Stock		Paid-in			Total Stockholders'
	Shares	Amount	Capital	Accumulated Deficit		(Deficit)
				Restated	Original	Restated	Original
Beginning Balance, May 12, 2004	-	$-	$-	$-	$-	$-	$-

Investment by members	1,000	1	8,896	-	-	8,897	8,897

Net loss for period	-	-	-	(25,421)	(20,696)	(25,421)	(20,696)

Balance, December 31, 2004	1,000	1	8,896	(25,421)	(20,696)	(16,524)	(11,799)

Investment by members	-	-	19,719	-	-	19,719	19,719

Net loss for year	-	-	-	(17,473)	(18,860)	(17,473)	(18,860)

Balance, December 31, 2005	1,000	1	28,615	(42,894)	(3,956)	(14,278)	(10,940)

Investment by members	-	-	10,893	-	-	10,893	10,893

Net loss for period	-	-	-	(925)	(724)	(925)	(724)

Balance, August 31, 2006	1,000	$1	$39,508	$(43,189)	$(40,280)	$(4,310)	$(771)

22

Aftermarket Express, Inc.
Notes to Consolidated Financial Statements (continued)
August 31, 2006, December 31, 2005 and 2004

NOTE 3	RESTATEMENT (continued)

Aftermarket Express, Inc.
Consolidated Statements of Cash Flows

	Periods Ended August 31,			Year Ended December 31,		Period From May 12, 2004 (inception date) through December 31,
	2006		2005	2005		2004
Cash flows from operating activities:			(Unaudited)
	Restated	Original		Restated	Original	Restated	Original
Net (loss)	$(925)	$(724)	$(18,646)	$(17,473)	$(18,860)	$(25,421)	$(20,696)

Changes in operating assets and liabilities:
Decrease in accounts receivable	-	1,044	14,100	-	6,803	-	(20,767)
Increase (decrease) in bank overdraft	(3,397)	(3,397)	-	8,050	8,050	-	-
Increase (decrease) in accounts payable	(3,365)	(4,610)	(16,904)	(14,636)	(20,052)	16,612	32,655
Increase (decrease) in accrued expenses	(3,206)	(3,206)	3,814	2,301	2,301	1,951	1,951

Total cash flows used in operating activities	(10,893)	(10,893)	(17,638)	(21,758)	(21,758)	(6,857)	(6,857)

Cash flows from financing activities:
Investment by members	10,893	10,893	19,000	19,718	19,718	8,897	8,897

Total cash flows provided by financing activities	10,893	10,893	19,000	19,718	19,718	8,897	8,897

Net change in cash	-	-	1,362	(2,040)	(2,040)	2,040	2,040

Cash balance at beginning of period	-	-	2,040	2,040	2,040	-	-

Cash balance at end of period	$-	$-	$3,402	$-	$-	$2,040	$2,040

23

Schedule 2

Aftermarket Enterprises, Inc.
Pro-Forma Information

Aftermarket Enterprises, Inc. (the Company) is a Nevada corporation organized on August 4, 2006 to market and sell aftermarket automotive products through the Internet.  On September 1, 2006, the Company acquired all the outstanding shares of common stock of Aftermarket Express, Inc. for $31,300.  This acquisition has been treated as a business combination.  Therefore the financial statements of Aftermarket Express, Inc. have been consolidated and presented with those of Aftermarket Enterprises, Inc. from September 1, 2006 through December 31, 2006.  Per the agreement, the prior stockholders retained all cash and accounts receivable, but also retained the liability for all accounts payable.  Aftermarket Express, Inc., through its subsidiary, Everything SUV, LLC., maintained a website that generated all sources of revenue.  The purchase price of $31,300 was determined using a modified cash flow formula.  As part of the purchase transaction, the Company assigned $35,610 to the website, which will be amortized over a life of three years.

Aftermarket Express, Inc. is a Nevada corporation organized on July 24, 2006 to market and sell aftermarket automotive products through the Internet.  On May 12, 2004, Everything SUV, LLC. was organized to sell aftermarket automotive products for SUV’s through the Internet.  Everything SUV, LLC. was owned by the same shareholders of Aftermarket Express, Inc.  On July 24, 2006, all rights, titles and interests to any and all memberships and ownership interests in Everything SUV, LLC. were transferred to Aftermarket Express, Inc.  The transaction was treated as a business combination under common control.

Aftermarket Enterprises, Inc.
Pro-Forma Consolidated Statement of Operations

	Year Ended December 31, 2006
	Aftermarket Enterprises, Inc.	Aftermarket Express, Inc.	Consolidated

Sales Revenues	$-	$297,615	$297,615
Cost of goods sold	-	213,662	213,662

Gross profit	-	83,953	83,953

Expenses
Advertising	-	8,317	8,317
Amortization expense	3,957	-	3,957
Credit card discounts	-	7,885	7,885
Interest expense	1,118	4,698	5,816
Payroll	-	28,942	28,942
Professional fess	5,627	4,054	9,681
Other general and administrative	2,146	23,492	25,638
Total expenses	12,848	77,388	90,236

Net income (loss)	$(12,848)	$6,565	$(6,283)

Net (loss) per share			$(0.006)

Weighted average shares outstanding			1,100,000

24

Aftermarket Enterprises, Inc.
Pro-Forma Consolidated Statement of Operations

	Year Ended December 31, 2007
	Aftermarket Enterprises, Inc.	Aftermarket Express, Inc.	Consolidated

Sales Revenues	$-	$260,409	$260,409
Cost of goods sold	-	187,238	187,238

Gross profit	-	73,171	73,171

Expenses
Advertising	-	80	80
Amortization expense	11,870	-	11,870
Credit card discounts	-	9,074	9,074
Interest expense	3,127	-	3,127
Payroll	-	38,996	38,996
Professional fess	16,683	12,033	28,716
Other general and administrative	8,269	34,098	42,367
Total expenses	39,949	94,281	134,230

Net income (loss)	$(39,949)	$(21,110)	$(61,059)

Net (loss) per share			$(0.05)

Weighted average shares outstanding			1,224,125

25

PART 11 – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 - Indemnification of Directors

Our current officer and director and future officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with Aftermarket or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$6.14
Transfer Agent fees	$500.00
Accounting and auditing fees and expenses	$6,000.00
Legal fees and expenses	$11,000.00

Total	$17,506.14

Item 26. Recent Sales of Unregistered Securities

Aftermarket has issued shares to seven individuals related to our formation and the purchase of our subsidiary.   We have issued a total of 1,592,452 shares for $60,245.  One million one hundred thousand (1,100,000) shares were issued on August 20, 2006, shortly after Aftermarket Enterprises, Inc. was formed and effective September 30, 2007, Promissory notes outstanding were converted into four hundred ninety two thousand four hundred fifty two (492,452) shares.  All shares issued were common stock.  The securities issued in the foregoing transactions were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), set forth in Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder.  All of the shareholders are accredited investors and received their shares on the formation of Aftermarket Enterprises, Inc.  No form of solicitation was used in the purchase of the shares of common stock.  All parties knew each other prior to forming the business.

Item 27. Exhibits

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed.

Exhibit No.	Description	Location
2.1	Articles of Incorporation	Incorporated by Reference*
2.2	Bylaws	Incorporated by Reference*
4.1	Specimen Common Stock Certificate	Incorporated by Reference*
5.1	Legal Opinion	This Filing
10.1	Escrow Agreement for Sale of Shares	Incorporated by Reference**
10.2	Ascendiant Promissory Note	Incorporated by Reference**
10.3	Holmes Promissory Note	Incorporated by Reference**
10.4	Ascendiant Promissory Note-Amendment	Incorporated by Reference***
10.5	Holmes Promissory Note-Amendment	Incorporated by Reference***
11.1	Computation of Per Share Earnings	This Filing
21	Subsidiaries -	Incorporated by Reference*
23.1	Consent of Victor D. Schwarz, LLC, Attorneys at Law (see exhibit 5.1)	This Filing
23.2	Consent of Child, Van Wagoner and Bradshaw, PLLC – Independent Registered Public Accounting Firm	This Filing
______________
*	Incorporated by reference from the original filing of Aftermarket Enterprises, Inc. registration statement on form SB-2, file number 333-141676, filed on March 30, 2007.
**	Incorporated by reference from the original filing of Aftermarket Enterprises, Inc. registration statement on form SB-2-amendment No. 1, file number 333-141676, filed on March 30, 2007.
***	Incorporated by reference from the amended filing of Aftermarket Enterprises, Inc. registration statement on form SB-2-amendment No. 1, file number 333-141676, filed on October 10, 2007.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration Statement; and

	(c)	include any additional or changed material information on the plan of distribution.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of , State of California on March 12, 2008.

AFTERMARKET ENTERPRISES, INC.

Date: March 12, 2008	By:
President and Chief Executive Officer

Date: March 12, 2008	By:
Principal Accounting Officer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on March 12, 2008.

Signature	Title
Adam Anthony	CEO, Director, Chief Financial Officer, Principal Accounting Officer

II-4